Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EVOTEC AG

AND

RENOVIS, INC.

Dated September 18, 2007

EXHIBITS

EXHIBIT A -	Form of Voting Agreement
EXHIBIT B -	Form of Affiliate Agreement
EXHIBIT C -	Form of Tax Opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
EXHIBIT D -	Form of Company Certificate for Tax Opinions
EXHIBIT E -	Form of Parent Certificate for Tax Opinions
EXHIBIT F -	Form of Tax Opinion from Latham & Watkins LLP

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into September 18, 2007 by and among EVOTEC AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and RENOVIS, INC., a Delaware corporation (the “Company”). Parent and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used herein shall have the respective meanings ascribed thereto in Section 8.13.

RECITALS

WHEREAS, the Supervisory Board and Management Board of Parent and the Board of Directors of the Company have each declared it to be advisable and in the best interests of their respective entities and their respective equity holders that Parent acquire the Company in order to advance each of their long-term business interests; and

WHEREAS, the Supervisory Board and Management Board of Parent and the Board of Directors of the Company have each approved this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, it is intended that (a) the exchange of Company Common Stock for Parent ADSs pursuant to the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder, (b) the exchange of Company Common Stock for Parent ADSs shall result in no gain recognition to the Company’s stockholders by reason of Section 367(a) of the Code and the rules and regulations promulgated thereunder, (c) this Agreement constitutes a plan of reorganization, and (d) Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, as a condition to the willingness of, and an inducement to, Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company’s common stock are entering into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1. THE MERGER

1.1 Formation of Merger Sub. As promptly as practicable following the date hereof, Parent shall cause to be incorporated pursuant to the DGCL a corporation which shall be a constituent company in the Merger (“Merger Sub”). Parent shall own 100 percent of the outstanding capital stock of Merger Sub.

1.2 Appointment of Trust Company. As promptly as practicable following the date hereof, Parent shall appoint a bank or trust company or other independent financial institution which shall be reasonably acceptable to the Company (the “Trust Company”) to act as (i) contribution agent in connection with the formation of Merger Sub and the Share Exchange (in such function, the “Contribution Agent”), pursuant to a contribution agreement between Parent and the Contribution Agent which shall be reasonably acceptable to the Company (the “Contribution Agreement”), (ii) depositary under the Deposit Agreement in connection with the issuance of Parent ADSs evidenced by Parent ADRs (in such function, the “Depositary”), and (iii) exchange agent in connection with the Share Exchange (in such function, the “Exchange Agent”). Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. Parent may appoint one or more substitute persons reasonably acceptable to the Company to perform any of the functions of the Trust Company described herein. Solely to accommodate the transactions described in this Section 1 and subject to the terms and conditions of the Contribution Agreement, one day prior to the Effective Time Parent shall cause the Contribution Agent to be registered, as Parent’s fiduciary (for the period prior to the Effective Time only), as the record holder of all of the issued and outstanding shares of common stock, $0.01 par value share, of Merger Sub (the “Sub Common Stock”); provided, however, that it is understood and agreed that the Contribution Agent shall act as a fiduciary of the former holders of Company Common Stock after the Effective Time. In the Contribution Agreement (inter alia) the Contribution Agent shall take on the obligation towards the holders of Company Common Stock to execute a subscription certificate (Zeichnungsschein) following the Effective Time pursuant to Section 1.14(a).

1.3 The Merger. In accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity in the Merger, shall continue its existence under the Laws of the State of Delaware. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.4 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 7, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Section 6, the closing of the Merger (the “Closing”) shall take place at a time and on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after all the conditions set forth in Section 6 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived, unless another time and/or date is agreed to in writing by Parent and the Company. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, unless another place is agreed to in writing by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than Saturday, Sunday or a legal holiday on which banks are permitted or required to be closed in New York, New York.

1.5 Filing of Certificate of Merger. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.6 Effect of the Merger. Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

1.7 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation of the Merger Sub immediately prior to the Closing shall become the Certificate of Incorporation of the Surviving Corporation, and, until amended as provided therein and under the DGCL, it shall be the Certificate of Incorporation of the Surviving Corporation, and (b) the Bylaws of the Merger Sub immediately prior to the Closing shall become the Bylaws of the Surviving Corporation until amended as provided therein and under the DGCL and the Certificate of Incorporation of the Surviving Corporation.

1.8 Directors and Officers. (a) Subject to the requirements of Law, the persons listed on Schedule 1.8(a) shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b) Subject to the requirements of Law, in particular within the limits of German law, the parties shall use commercially reasonable efforts to cause those persons set forth in Schedule 1.8(b) attached hereto to be appointed and elected to the Supervisory Board of Parent as soon as practicable after the Effective Time. Such persons shall be entitled to compensation from Parent for their service on the Supervisory Board of

Parent in such amounts and at such times as are consistent with Parent’s compensation policy generally applicable to other non-employee members of the Supervisory Board of Parent, the terms of which have been provided to the Company.

1.9 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, excluding Excluded Shares, but including the shares held in the Company Trust pursuant to Section 1.11 hereof, shall be converted into the right to receive 0.5271 of an American Depositary Share of Parent (“Parent ADS”) (the “Exchange Ratio”), with each Parent ADS representing two (2) ordinary no-par value bearer shares of Parent (“Parent Ordinary Share”), pursuant to the terms of the deposit agreement between Parent and the Depositary (the “Deposit Agreement”). The Parent ADSs issued hereunder, together with any cash to be paid in lieu of fractional Parent ADSs pursuant to Section 1.13, shall be referred to herein as the “Merger Consideration.”

(b) At the Effective Time, all outstanding shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock or each holder of shares of Company Common Stock in uncertificated form (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive Merger Consideration.

(c) At the Effective Time, each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

1.10 Cancellation of Shares. At the Effective Time, each share of Company Common Stock owned by the Company as treasury stock immediately prior to the Effective Time (collectively, “Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 Company Equity Awards.

(a) Prior to the Effective Time, the Company shall establish a trust (which shall not be affiliated with either Parent or the Company), the purpose of which shall be to hold shares of Company Common Stock (prior to the Merger and Parent ADS thereafter) issuable to holders of Company Equity Awards which are not Out-of-the-Money Options outstanding immediately prior to the Effective Time, and if reasonably requested by Parent, holders of warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Company Trust”). Prior to the Effective Time, the Company shall issue and deliver to the Company Trust such number of shares of Company Common Stock as shall be necessary to satisfy the obligations under all unexercised or unvested Company Equity Awards which are not Out-of-the-Money Options as of immediately prior to the Effective Time, and if reasonably requested by Parent, all warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time.

(b) At the Effective Time, each Company Equity Award which is not an Out-of-the-Money Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an award to acquire from the Company Trust, on the same terms and conditions as were applicable under the Company Equity Award (but taking into account any changes thereto, by reason of this Agreement or the Transactions as may be provided for in the Company Equity Plans, in any award or other agreement or in such award), that number of Parent ADSs determined by multiplying the number of shares of Company Common Stock subject to such Company Equity Award by the Exchange Ratio, with the result rounded down to the nearest whole Parent ADS, and, with respect to options, at a price per share equal to the per share exercise price specified in such Company Equity Award or Company Equity Plan, as applicable, divided by the Exchange Ratio, with the result rounded up to the nearest whole cent; provided, however, that in the case of any Company Equity Award which is not an Out-of-the-Money Option and to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such Company Equity Award and the terms and conditions related to the exercise of such Company Equity Award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that in the case of any Company Equity Award to which Section 421 of the Code applies by reason of its qualification under Section 423 of the Code, the option price, the number of shares subject to such Company Equity Award and the terms and conditions related to the exercise of such Company Equity Award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and the adjustment to the exercise price shall only apply to the determination of the exercise price of the Company Equity Award at the beginning of such option’s offering period.

(c) Prior to the Effective Time, the Company shall (i) cause the plan administrator of each of the Company Equity Plans to determine that the adjustments pursuant to this Section 1.11 are sufficient to not cause any accelerated vesting in connection with the Merger solely as a result of such adjustments, and (ii) deliver to the holders of Company Equity Awards which are not Out-of-the-Money Options appropriate notices setting forth such holders’ rights (including that the Company Trust shall satisfy the obligations under such Company Equity Awards) and the agreements evidencing the grants of such Company Equity Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11).

(d) No later than 2 business days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the Parent ADSs subject to the Company Equity Awards which are not Out-of-the-Money Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Company Equity Awards remain outstanding.

(e) Options to purchase Company Common Stock that are outstanding under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) shall not be assumed by Parent. In accordance with Section 19(c) of the Company ESPP, any offering period that would otherwise be in progress as of the Effective Time shall end on such date preceding the Effective Time as determined by the Company and the options then outstanding under the Company ESPP shall be exercised pursuant to the terms of the Company ESPP; provided, that if the Effective Time occurs after December 1, 2007, the options then outstanding under the Company ESPP shall not be exercised, but, instead, the offering period shall terminate and the Company shall refund any payroll deferrals without interest and without the purchase of any Company Common Stock, in each case, effective as of immediately prior to the Effective Time or such earlier time as determined by the Company. The Company shall terminate the Company ESPP, effective as of the Effective Time.

(f) At the Effective Time, all outstanding Out-of-the-Money Options under the Company Equity Plans (the “Cancelled Equity Awards”) will be terminated or cancelled, as the case may be, in accordance with the terms of such plan and the agreements entered into thereunder. Prior to the Effective Time, the Company shall give any notice required by the Company Equity Plans, which notice shall have been provided to Parent for its review prior to delivery, to holders of Cancelled Equity Awards thereunder of (i) the acceleration in full of the vesting and exercisability of such Cancelled Equity Awards, effective as of a date determined by the Company on or prior to the date of the Effective Time and (ii) the termination or cancellation, as the case may be, upon the Closing of any unexercised Cancelled Equity Awards.

(g) For purposes of this Agreement, “Out-of-the-Money Option” means any option to purchase Company Common Stock that has an exercise price that exceeds $9.00 per share.

1.12 Adjustments to Merger Consideration. If, during the Interim Period, all the outstanding Parent Ordinary Shares or, if permitted by the terms of Section 4.1(f), Company Common Stock, shall have been changed, or offered the opportunity to change, into a different number of shares or a different class, by reason of the occurrence of any reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be appropriately adjusted, to the extent necessary to reflect such reclassification, recapitalization, split, combination or exchange of shares.

1.13 No Fractional Shares. No Parent ADRs representing fractional Parent ADSs shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent ADSs. In lieu of any such fractional Parent ADSs, each holder of Company Common Stock who would otherwise be entitled to such fractional Parent ADSs shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the amount determined by multiplying (A) such fraction of a Parent ADS by (B) the Exchange Ratio by (C) the closing price of one share of Company Common Stock on the trading day immediately preceding the Effective Time.

1.14 Exchange of Certificates. The procedures for exchanging Company Certificates representing outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth below.

(a) Share Capital Increase and Share Exchange. As soon as possible following the Effective Time and in accordance with Sections 202 et seq. (including Sections 185 and 187 et seq.) of the German Stock Corporation Law (Aktiengesetz, the “GSCL”) and any additional requirements pursuant to Section 5.14, Parent shall: (i) effect the increase of its stated share capital by (A) passing a resolution of the Parent’s Management Board with the approval of the Parent’s Supervisory Board, both in accordance with section 5 of Parent’s Articles of Association and conditional only upon the Merger becoming effective, to use the authorized share capital (genehmigtes Kapital) of Parent (the “Authorized Capital”) under exclusion of any preemptive rights (Bezugsrechte) in the meaning of Sec. 186 par. 3 and 4, Sec. 203 par. 2 GSCL to issue new Parent Ordinary Shares underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock against the prior contribution by the Contribution Agent to Parent of all of the issued and outstanding shares of Surviving Corporation Common Stock by contribution-in-kind, (B) having a German accounting firm, appointed by the commercial register of Parent (the “Commercial Register”), determine the adequacy of the contribution-in-kind as consideration for the new Parent Ordinary Shares, (C) allowing the Contribution Agent to execute a subscription certificate (Zeichnungsschein) with the contents and in the form stipulated by the GSCL and the Contribution Agreement, (D) seeing to the effectuation of the contribution-in-kind through a transfer of all of the issued and outstanding shares of Surviving Corporation Common Stock to Parent by the Contribution Agent, (E) registering the implementation of such increase of Parent’s stated capital with the Commercial Register (such registration, the “Share Capital Increase”), and (F) issuing the new Parent Ordinary Shares to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock (the “Share Issuance”) (whereby it is understood that steps (A) to (F) are to be effected at the respective times set forth in the following sentence); (ii) file with and have authorized by the German securities regulator (Bundesanstalt fuer Finanzdienstleistungsaufsicht, the “BaFin”) a listing prospectus according to German Law, if required thereunder, and effect the registration and listing of the new Parent Ordinary Shares at the Frankfurt Stock Exchange; and (iii) cause (A) the Contribution Agent to deposit with the Depositary, for the benefit of the holders of shares of Company Common Stock, the Parent Ordinary Shares underlying the Merger Consideration, (B) the Depositary to issue to the Exchange Agent the Parent ADSs comprising the Merger Consideration and (C) the Exchange Agent to deliver in accordance with this Section 1 the Parent ADSs reflecting the Merger Consideration and evidenced by Parent ADRs to the former holders of shares of Company Common Stock (such Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”) and any cash in lieu of Parent ADRs representing fractional Parent ADSs (the actions described in clauses (i), (ii) and (iii) above, collectively, the “Share Exchange”). Subject to both the Management Board’s and Supervisory Board’s fiduciary duties, Parent shall approve the resolutions described in clause (i)(A) above prior to Closing; the appointment of the German accounting firm by the Commercial Register (clause (i)(B) above) shall be requested by Parent as soon as practicable after the execution of this Agreement, and a draft of the determination of the adequacy of the contribution-in-kind shall be delivered by the accounting firm to the Parties at Closing; the subscription certificate (clause (i)(C) above) shall be executed by the Contribution Agent on the Business Day following the day of the Effective Time; the transfer of all issued and outstanding Surviving Corporation Common Stock by the Contribution Agent to Parent (clause (i)(D) above) shall be effected on the Business Day following the day of the Effective Time; and the Share Capital Increase and the Share Issuance shall be effected as soon as reasonably practicable thereafter. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent ADSs evidenced by American Depositary Receipts issued by the Depository on behalf of Parent (“Parent ADRs”) contemplated to be issued pursuant to this Section 1 out of the Exchange Fund in accordance with Section 1.14(b). The Exchange Fund shall not be used for any other purpose. At the Effective Time, Parent’s obligation to effect the Share Exchange shall become unconditional, subject only to the completion of the contribution-in-kind by the Contribution Agent described in this Section 1.14(a).

(b) Exchange Procedures. In furtherance of the Share Exchange, as promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent in customary form) and instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor (A) a Parent ADR representing that number of whole Parent ADSs that such holder has the right to receive as part of the Merger Consideration and (B) a check for the cash that such holder is entitled to receive in lieu of fractional Parent ADSs, and the Company Certificate so surrendered shall forthwith be cancelled. Until such time as a Parent ADR representing Parent ADSs is issued to or at the direction of the holder of a surrendered Company Certificate, such Parent ADSs, and the Parent Ordinary Shares underlying such Parent ADSs, shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent ADR representing the appropriate number of shares of Parent ADSs may be issued to a person other than the person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Parent ADSs to a person other than the registered holder of such Company Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive upon such surrender the Merger Consideration.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing with respect to Parent ADSs, or the Parent Ordinary Shares underlying such Parent ADSs, with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the Parent ADSs issuable upon surrender thereof, and no cash in lieu of fractional Parent ADSs shall be paid to any such holder, until the holder of record of the Company Certificate representing such Company Common Stock shall surrender such Company Certificate or deliver an affidavit pursuant to Section 1.15. Subject to Law, following surrender of any such Company Certificate or delivery of an affidavit, there shall be paid to the holder of Parent ADRs representing whole Parent ADSs issued in exchange therefor, any cash in lieu of fractional Parent ADSs and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of Parent ADSs.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered, subject to applicable Law, to Parent (or, at the election of Parent, the Exchange Agent or the Company Trust), upon demand, and any holder of Company Common Stock who has not theretofore complied with this Section 1 shall thereafter look only to Parent (or the Exchange Agent or the Company Trust, as applicable) for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent ADSs as contemplated by this Section 1.

(e) Withholding of Tax. Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent.

1.15 Lost Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, and an indemnification against loss in customary form, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

1.16 No Liability. To the extent permitted by applicable Law, none of the Exchange Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any Parent ADSs or any amount of cash from the Exchange Fund properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or retained by Parent.

1.17 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Trust, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

1.18 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title, interest and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof, or in a reference to a Company SEC Report filed and publicly available prior to the date of this Agreement referred to in such disclosure schedule, provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Section 2 are true and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any paragraph shall qualify (A) the corresponding paragraph of this Section 2, and (B) the other paragraphs of this Section 2 to the extent that it is readily apparent from a reading of the Company Disclosure Schedule, without reference to anything other than the Company Disclosure Schedule, that it also qualifies or applies to such other paragraphs. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the Company, taken as a whole, or to the Company’s ability to consummate the transactions contemplated in this Agreement, provided that none of the following shall constitute a Company Material Adverse Effect:

(a) general economic conditions worldwide, in the United States, or in any nation or region in which the Company has a substantial presence or operations, provided that such conditions do not disproportionately affect the Company relative to other industry participants;

(b) any acts of terrorism not directed at the Company or any outbreak of war, provided that such conditions do not disproportionately affect the Company relative to other industry participants;

(c) the public announcement by the Parties of this Agreement, the pendency of the Merger and the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by Parent;

(d) factors generally affecting the industries or markets in which the Company operates, provided that such factors do not disproportionately affect the Company relative to other industry participants;

(e) changes in Law or GAAP or the interpretation thereof, provided that such changes do not disproportionately affect the Company relative to other industry participants; or

(f) a decline in the trading price or change in trading volume of the Company Common Stock; provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

2.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in corporate good standing under the Laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of this Agreement, are on file as exhibits to the Company SEC Reports and, as so filed, are in full force and effect. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

2.2 Subsidiaries. The Company does not have any Subsidiaries. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party (or any other Subsidiary of such Party) is a general partner or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

2.3 Capital Structure.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Company Preferred Stock”).

(b) As of the close of business on the last Business Day prior to the date hereof: (i) 29,730,401 shares of Company Common Stock were issued and outstanding, including 142 shares of Company Common Stock which are subject to a right of repurchase in favor of the Company; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) warrants to purchase an aggregate of 33,358 shares of Company Common Stock were issued and outstanding and (v) 3,843,386 shares of Company Common Stock were duly reserved for future issuance pursuant to, either upon the exercise of or otherwise, equity awards made or granted on or prior to the date hereof (the “Company Equity Awards”), of which 822,889 shares are subject to Out-of-the-Money Options and 3,020,497 shares are subject to Company Equity Awards which are not Out-of-the-Money Options, pursuant to Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, Amended and Restated 2005 Employment Commencement Incentive Plan, Amended and Restated 2006 Employment Commencement Incentive Plan, 2007 Employment Commencement Incentive Plan, and certain stock options granted to an executive hired in August 2004 (collectively the “Company Stock Plans” and with the Company ESPP, the “Company Equity Plans”), 938,415 shares of Company Common Stock were duly reserved for future grants or awards made after the date hereof pursuant to the Company Stock Plans, and 824,786 shares of Company Common Stock were duly reserved for issuance pursuant to the Employee Stock Purchase Plan. Except as described above, as of the close of business on the last Business Day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Equity Plans and the Company Equity Awards will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. No outstanding shares of Company Common Stock were issued in violation of any preemptive, subscription or any kind of similar rights.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities. The Company is not subject to any obligation or requirement to provide material funds for, make any guarantee with respect to the obligations of or to make any material investment (in the form of a loan or capital contribution) in, any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) Section 2.3(e) of the Company Disclosure Schedule contains a complete and correct list of the holders of all Company Equity Awards outstanding as of the date of this Agreement, including, for each Company Equity Award, as applicable: (i) the date of grant; (ii) the exercise price; (iii) the vesting schedule and expiration date and (iv) any terms regarding the acceleration of vesting.

(f) All grants of Company Equity Awards were made in material compliance with the terms of the applicable Company Equity Plan under which such Company Equity Awards were made and with applicable Laws. All Company Equity Awards have been reported in the Company’s financial statements in material compliance with GAAP and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto, and there is no reasonable basis for any claim that the grant date of any Company Equity Award is inaccurate or the exercise price of any option to purchase Company Common Stock granted under a Company Equity Plan is less than the fair market value of Company Common Stock on the date of grant. All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable U.S. federal and state securities Laws.

(g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interests of the Company, other than rights of forfeiture of Company Common Stock pursuant to Company Equity Awards made pursuant to the Company Equity Plans. Except for Company Equity Awards and except as described in Section 2.3(g) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or to cause the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company.

(h) Other than the Voting Agreements or as set forth on Section 2.3(h) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or, to the knowledge of the Company, any of the stockholders of the Company is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

(i) Other than the Company Rights Plan, there is no other stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or agreement under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

2.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation (the “Company Requisite Stockholder Approval”), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Requisite Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equitable Exceptions”).

(c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any liens, claims, security interests, pledges and similar encumbrances (collectively, “Liens”) in or upon any of the properties or other assets of the Company under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise or Law or (B) judgment, decree or order applicable to the Company or by which any of its properties or assets is bound or (iii) except as set forth in Section 2.4(c) of the Company Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company is a party or by which any of its properties is bound, other than in the case of the foregoing clauses (i), (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (iii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (v) any notices required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FDA Act”); and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

2.5 Board Approval; Section 203; Required Vote; Company Rights Plan.

(a) The Board of Directors of the Company (the “Company Board”) has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the “Board Recommendation”) the adoption of this Agreement and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.

(b) The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement.

(c) The Company Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

(d) The Company Board has taken all actions so that the Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its Subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (y) a Shares Acquisition Date (as such term is defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

2.6 SEC Filings; Sarbanes-Oxley Act.

(a) Since January 1, 2005, the Company has filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith (the “Company SEC Reports”). The Company SEC Reports: (i) at the time filed complied (or, if later filed, amended or superseded, then on the date of such later filing) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Company Financial Statements”), at the time filed (or, if later filed, amended or superseded, then on the date of such later filing), (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC and (iii) fairly presented in all material respects the financial position of the Company as of the dates indicated and the results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Company required under the Exchange Act with respect to such reports. As of December 31, 2006, there were no “material weaknesses” in Company’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). The Company has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) by its principal executive officer and principal financial officer, to the Company’s auditors and the audit committee of the Company Board, (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the date of Company’s most recent evaluation of internal control over financial reporting, the Company has not received any notification of any facts or circumstances that have arisen or occurred that would be required to be disclosed to Company’s auditors or Company’s audit committee regarding (x) a significant deficiency in the design or operation of its internal control over financial reporting, (y) a material weakness in its internal control over financial reporting or (z) fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) The Company does not have any outstanding, nor has it arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. To the Company’s knowledge, there are no other violations of the Company’s code of conduct, adopted pursuant to NASDAQ Rule 4350(n), except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, that have been submitted or made by any party to the Audit Committee of the Company Board since January 1, 2005 pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar arrangement, including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any Company Financial Statement or Company SEC Report.

2.7 Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by GAAP to be reflected on a balance sheet of the Company, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company’s Form 10-Q (the “Most Recent Balance Sheet”) filed with the SEC on August 8, 2007; and (ii) liabilities or obligations incurred since June 30, 2007 (the “Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice, none of which has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.8 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been any action, event or occurrence which would be reasonably likely to have a Company Material Adverse Effect.

2.9 Agreements, Contracts and Commitments.

(a) The Company has made available to Parent a complete and correct copy of the following contracts and agreements to which the Company is a party as of the date of this Agreement: (i) any agreement, contract or commitment in connection with which or pursuant to which the Company will spend or receive (or is reasonably expected to spend or receive), in the aggregate, more than $200,000 during the current fiscal year or during the next fiscal year; (ii) any non-competition or other agreement that prohibits or otherwise restricts the Company from freely engaging in business anywhere in the world; (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company; and (iv) any employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary in excess of $100,000, other than those that are terminable by the Company on no more than thirty (30) days’ notice without material liability or financial obligation to the Company (collectively, the “Company Material Contracts”).

(b) Each Company Material Contract is valid and binding on the Company and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions and except to the extent any Company Material Contract has expired in accordance with its terms. The Company is not in breach, nor has it received in writing any claim that it is in breach, of any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company, except if such breach, cancellation or termination has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) (i) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and (ii) to the knowledge of the Company, no other party to such contract is in default, except in the case of each of clauses (i) and (ii) if the failure to be in full force or effect or such other party’s default has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.10 Compliance with Laws; Regulatory Matters. Except as set forth in Section 2.10 of the Company Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect:

(a) The Company is in compliance with all Laws that apply to the conduct of its business and the sale of its products, including Laws enforced by the United States Food and Drug Administration (“FDA”) and comparable foreign regulatory or Governmental Authorities.

(b) The Company is not debarred under the FDA Act or otherwise excluded from or restricted in any manner from participation in, any government program (“Debarred”), and to its knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company, was Debarred.

(c) With respect to all third party manufacturers and suppliers of key raw materials used by the Company in the development, testing and manufacture of drug products (each a “Company Third Party Manufacturer”), to the Company’s knowledge, each such Company Third Party Manufacturer:

(i) has complied and is complying with all Laws, including the FDA Act and any applicable similar state or foreign Laws;

(ii) has all permits necessary to perform its obligations as a Third Party Manufacturer and all such permits are in full force and effect.

(d) The clinical trials, animal studies and other preclinical tests conducted by the Company were, and if still pending, are, being conducted in accordance with experimental protocols and to the extent applicable, with requirements of the FDA and comparable Governmental Authorities including, but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has not received any written notice from the FDA or any other Governmental Authority requiring the termination or suspension of clinical trial conducted by or on behalf of the Company.

(e) The Company is not subject to any pending or, to the knowledge of the Company, threatened investigation by the FDA.

(f) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NGM, including all applicable corporate governance rules and regulations.

2.11 Material Permits. Except as set forth in Section 2.11 of the Company Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary under applicable Laws for the conduct of its business as presently conducted and the ownership and operation of its properties and other assets (such licenses, permits, franchises and authorizations, the “Permits”). Except as set forth in Section 2.11 of the Company Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company has submitted to the FDA and all similar applicable foreign Governmental Authorities all material registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company as currently conducted, and the Company is in compliance with all such Permits.

2.12 Litigation and Product Liability. Except as set forth in Section 2.12 of the Company Disclosure Schedule and other than any investigation by the FDA, which is covered by Section 2.10, there is no suit, action, arbitration, claim or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company. No product liability claims have been asserted in writing or, to the knowledge of the Company, threatened against the Company in respect of any product candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with the Company.

2.13 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or materially impairing (a) any current business practice of the Company or (b) any acquisition of any Person or property by the Company, except in the case of each of clause (a) and (b) where such judgment, injunction, order or decree has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 Employee Benefit Matters. Section 2.14(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and all material insurance and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any present or former employee or director of the Company or any ERISA Affiliate under which the Company or any ERISA Affiliate has any current liability (together, the “Company Employee Plans”). The Company has made available to Parent correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans; (ii) the most recent determination or opinion letters received from the Internal Revenue Service (“IRS”); (iii) the three most recent Form 5500 Annual Reports (with audited financial statements and schedules) and summary annual reports; (iv) applicable nondiscrimination testing for the three (3) most recent Company Employee Plan years; (v) the most recent audited financial statement and actuarial valuation, if applicable, and (vi) all material agreements, insurance contracts and other material agreements which implement each such Company Employee Plan. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code.

(a) (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), with respect to any Company Employee Plan that would reasonably be expected to result in a material liability to the Company or any ERISA Affiliate; (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan that could result in material liability to the Company or an ERISA Affiliate, nor are there any current or, to the knowledge of the Company, threatened Liens on the assets of any Company Employee Plan; (iii) all Company Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto; (iv) the Company and ERISA Affiliates have performed all material obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any default or violation by any other party with respect to, any of the Company Employee Plans; (v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption; (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years to the extent required by GAAP; (vii) other than as set forth on Section 2.14(a)(vii) of the Company Disclosure Schedule, the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant in or beneficiary of any Company Employee Plan; (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(b) No Company Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Company Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan or multiple employer plan (within the meaning of Section 3(40) of ERISA or Section 413 of the Code).

(c) Each Company Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with applicable Law, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Company Employee Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(d) Except as set forth on Section 2.14(d)(i) of the Company Disclosure Schedule, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate. Except as set forth on Section 2.14(d)(ii) of the Company Disclosure Schedule, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(e) Except as set forth on Section 2.14(d) of the Company Disclosure Schedule, no payment in connection with the Merger will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No payment under any Company Employee Plan or other agreement with respect to any “Covered Employee” (as defined in Section 162(m)(3) of the Code) of the Company or an ERISA Affiliate will be nondeductible by operation of Section 162(m) of the Code.

(f) With respect to each Company Employee Plan, (A) other than restrictions under the Code and ERISA, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan and has made no material written representations which would conflict with or contradict such reservation or right and (B) the Company has satisfied any and all bond coverage requirements of ERISA.

(g) Neither the Company nor any of its ERISA Affiliates is a party to any union or collective bargaining agreement.

(h) Other than as set forth on Section 2.14(h) of the Company Disclosure Schedule, no Company Employee Plan or other agreement provides for “deferred compensation” subject to Section 409A of the Code (“Deferred Compensation Plan”). No Company Employee Plan or other agreement providing for equity related based compensation or payments, including, without limitation, stock options, restricted stock, phantom stock or performance shares, provides for “deferred compensation” subject to Section 409A of the Code. Each Deferred Compensation Plan is in “good faith” compliance with Section 409A of the Code and the U.S. Treasury guidance related thereto.

2.15 Labor and Employment Matters.

(a) (i) There are no material labor grievances pending or, to the knowledge of the Company, threatened in writing between the Company, on the one hand, and any of its employees or former employees, on the other hand and (ii) the Company is not a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company, nor has the Company been notified of any activities or proceedings of any labor union to organize any such employees. The Company has not received written notice of any pending or threatened charge, other than any that are immaterial, of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters or (v) claims by governmental agencies that the Company has failed to comply with any Law relating to employment or labor matters. The Company has not received written notice of any threatened or actual “whistleblower” claims by past or current employees or any other persons.

(b) The Company is currently in material compliance with all Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes, penalties or other sums for failing to comply with any of the foregoing.

(c) Except as otherwise set forth in Section 2.15(c) of the Company Disclosure Schedule, (i) all written contracts of employment to which the Company is a party are, and to the knowledge of the Company all verbal or implied-in-fact contracts of employment binding upon the Company are, terminable by the Company on three months’ or less notice without penalty; (ii) no change of control or other payments to any employee will be triggered as a result of the Merger or this Agreement and (iii) there are no legally binding established practices, plans or policies of the Company, requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary).

(d) During the two year period prior to Closing, the Company has not effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a mass layoff (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

2.16 Properties and Assets.

(a) Other than properties and assets disposed of by the Company in the ordinary course of business since the Most Recent Balance Sheet Date, the Company has good and valid title to all of its properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, except where the failure to have such good and valid title to, or valid leasehold interests in, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 2.16(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property ever owned or leased by the Company as of the date of this Agreement and material to the conduct of the business of the Company, taken as a whole (the material leases pursuant to which the Company is a tenant of any such real property being hereinafter referred to as the “Leases”). As of the date of this Agreement, (i) the Leases are in full force and effect in accordance with their terms and (ii) the Company is not in default of any of its obligations under the Leases, except where such default has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The facilities, property and equipment owned, leased or otherwise used by the Company are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used, except in each case as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.17 Insurance.

(a) Section 2.17(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each insurance policy that is material to the Company (the “Insurance Policies”), and all material claims made under such Insurance Policies since January 1, 2005. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is in compliance in all material respects with all other material terms thereof. Complete and correct copies of the Insurance Policies have been made available to Parent.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by the Company’s respective insurer. Since January 1, 2005, all claims thereunder have been filed in a due and timely fashion, except where the failure to so file has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.18 Taxes.

(a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, and any assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, including any liability for Taxes of a predecessor entity.

(b) The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or to its operations, and all such Returns are complete and correct in all material respects.

(c) The Company (i) has paid all material Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due (except for Taxes which are being contested in good faith and which have been provided for on the financial statements of the Company in accordance with GAAP) and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to withhold that would not reasonably be expected to have a Company Material Adverse Effect.

(d) There is no material Tax deficiency proposed in writing or assessed against the Company that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect (except to the extent that such extension is attributable solely to the Company having received a routine extension to file the Tax Return for the subject year).

(e) The Company does not have any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f) The Company is not a party to or bound by any material Tax allocation or sharing agreement (other than customary gross up provisions on credit agreements, derivatives, leases and similar agreements entered into in the ordinary course). The Company does not have (A) any liability for the Taxes of any Person as a result of being a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, except with respect to sales, use or similar tax liabilities incurred in connection with leases, contracts and commercial agreements entered into in the ordinary course of business and which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The Company has not taken any action, has not failed to take any action, and does not know of any fact or circumstance that would (i) prevent the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company, other than any such stockholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), to recognize gain pursuant to Section 367(a) of the Code.

2.19 Environmental Matters. Except as set forth on Section 2.19 of the Company Disclosure Schedule:

(a) The Company is in compliance with applicable Environmental Laws, except for noncompliance which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company holds, and is in compliance with, all Permits required under applicable Environmental Laws for the conduct of its business as now conducted, except where the failure to hold such a Permit or such noncompliance has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that the Company is not in compliance with any Environmental Laws or any Permit required under any applicable Environmental Law, or that it has liability under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property.

(c) To the knowledge of the Company, there are no past or present facts, circumstances, conditions, activities or practices existing at the facilities currently or formerly owned or operated by the Company, including, without limitation, the release or threatened release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company under any Environmental Law or that would interfere with or prevent compliance with any Permits, except for such past or present facts, circumstances, conditions, activities or practices which have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company is not a party to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, the subject of any investigation involving a demand for damages or other potential liability under any Environmental Laws, and the Company has not received nor, to the knowledge of the Company, is the Company subject to any order or decree of any Governmental Authority relating to a violation of or liability under Environmental Laws.

(e) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently or formerly owned or leased by the Company.

(f) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, “Environmental Law” shall mean any federal or state Law existing and in effect on the date hereof relating to pollution or protection of the environment, health and safety including without limitation any statute or regulation pertaining to the: (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, the emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers and (vii) abandoned, disposed of or discarded barrels, tanks, vessels, containers and other closed receptacles. “Materials of Environmental Concern” shall mean any chemical, substance, material, product, by-product or waste defined or regulated under any Environmental Law, and includes without limitation petroleum or petroleum byproducts, medical or infectious waste, radioactive material, asbestos, asbestos-containing material, polychlorinated biphenyls, and hazardous waste.

2.20 Intellectual Property.

(a) To the best of the Company’s knowledge, the Company owns, licenses or otherwise possesses the rights to use, subject to any existing licenses or other grants of rights to third parties pursuant to agreements previously made available to Parent, all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct its business as presently conducted (collectively, the “Company Intellectual Property Rights”).

(b) Section 2.20(b) of the Company Disclosure Schedule sets forth, with respect to all Company Intellectual Property Rights owned by or exclusively licensed to the Company that are registered with any Governmental Authority or for which an application has been filed by the Company with any Governmental Authority, as of the date of this Agreement, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.20(b) of the Company Disclosure Schedule also identifies each Company Material Contract in effect as of the date of this Agreement containing any ongoing royalty or payment obligations in excess of $75,000 per annum with respect to Company Intellectual Property Rights that are licensed or otherwise made available to the Company.

(c) (i) To the knowledge of the Company, all Company Intellectual Property Rights that have been registered with any Governmental Authority and are owned by or exclusively licensed to the Company are valid and subsisting and (ii) to the knowledge of the Company, as of the Closing Date, in connection with such registered Company Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

(d) The Company is not, nor will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of the Company (the “Third Party Intellectual Property Rights”).

(e) The Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right. Except as set forth in Section 2.20(e)(i) of the Company Disclosure Schedule, the Company has not as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to the Company’s product candidates identified in Section 2.20(e)(ii) of the Company Disclosure Schedule, to the knowledge of the Company, after the same are marketed, such marketing would not infringe any third party intellectual property rights publicly disclosed as of the Closing Date other than Third Party Intellectual Property Rights.

(f) As of the date hereof, to the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights. As of the Closing Date, to the knowledge of the Company, no Person will be infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights.

2.21 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Cowen and Company, LLC and any other investment bank who renders a fairness opinion to the Company Board in connection with the Merger.

2.22 Certain Business Practices. To the knowledge of the Company, neither the Company, nor any director, officer, employee, consultant, service provider, or agent of the Company has, in the course of his or her duties on behalf of the Company: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the

Foreign Corrupt Practices Act of 1977, as amended; or (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended.

2.23 Government Contracts. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any Debarment of the Company or the Surviving Corporation or, to the knowledge of the Company, Parent.

2.24 Interested Party Transactions. Between January 1, 2007 and the date of this Agreement, no event has occurred that would be required to be reported by the Company as a “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-K.

2.25 Opinion of Financial Advisor. The Company Board has received the opinion of its financial advisor, Cowen and Company, LLC, dated as of the date of this Agreement, to the effect that, in its opinion, as of such date the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company other than the Company Trust. The Company has provided, or will provide, a complete and correct copy of such opinion to Parent solely for informational purposes.

3. REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company that the statements contained in this Section 3 are true and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify (A) the corresponding paragraph of this Section 3 and (B) the other paragraphs of this Section 3 to the extent that it is readily apparent from a reading of the Parent Disclosure Schedule, without reference to anything other than the Parent Disclosure Schedule, that it also qualifies or applies to such other paragraphs. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or on Parent’s ability to consummate the transactions contemplated in this Agreement, provided that none of the following shall constitute a Parent Material Adverse Effect:

(a) general economic conditions worldwide, in the United States, or in any nation or region in which Parent or any of its Subsidiaries has a substantial presence or operations, provided that such conditions do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(b) any acts of terrorism not directed at Parent or any of its Subsidiaries or any outbreak of war, provided that such conditions do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(c) the public announcement by the Parties of this Agreement, the pendency of the Merger and the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by the Company;

(d) factors generally affecting the industries or markets in which Parent and its Subsidiaries operate, provided that such factors do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(e) changes in Law or IFRS or the interpretation thereof, provided that such changes do not disproportionately affect Parent and its Subsidiaries relative to other industry participants; or

(f) a decline in the trading price or change in trading volume of the Parent Common Shares, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

3.1 Organization and Qualification.

(a) Parent is a corporation (Aktiengesellschaft) duly incorporated, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the Laws of each jurisdiction that recognizes the concept of good standing where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(b) Parent has heretofore furnished or otherwise made available to the Company a true, complete and correct copy of its articles of association (the “Articles of Association”) and the charters of the Supervisory and Management Boards of Parent and any committees thereof. The Articles of Association and the charters of the Supervisory and Management Boards of Parent and any committees thereof, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent. Parent is not in violation of any provisions of its Articles of Association in any material respect.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Parent Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Parent as of the date of this Agreement.

(b) Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its organization, and is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (to the extent such concepts are applicable), under the Laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent are: (i) duly authorized, validly issued, fully paid, non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by Parent (other than directors’ qualifying shares in the case of foreign Subsidiaries) free and clear of all Liens and (iii) free of any restriction which prevents the payment of dividends to Parent or any other Subsidiary of Parent, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities Law.

(d) None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

3.3 Capital Structure.

(a) The capital stock (Grundkapital) of Parent under the Articles of Association as of the date of this Agreement amounts to EUR 73,699,128.00 divided into 73,699,128 Parent Ordinary Shares. As of the date of this Agreement, the Authorized Capital amounts to EUR 36,849,564.00.

(b) As of the close of business on the last Business Day prior to the date hereof: (i) 73,868,447 Parent Ordinary Shares were issued and outstanding, including new Parent Ordinary Shares issued out of contingent capital (bedingtes Kapital) for recently exercised stock options; (ii) 24,692 Parent Ordinary Shares were held in the treasury of Parent (eigene Aktien); (iii) 7,199,380 Parent Ordinary Shares (the “Parent Option Shares”) were available as contingent capital (bedingtes Kapital) for future issuance upon the exercise of stock options granted on or prior to the date hereof pursuant to Parent’s option and incentive plans and/or for future issuance upon the exercise of employee stock options available for grant after the date hereof pursuant to Parent’s option and incentive plans.

(c) All outstanding Parent Ordinary Shares are, and any new Parent Ordinary Shares issued out of the contingent capital will be, if and when issued in accordance with the terms of the underlying securities described in Section 3.3(a), and all Parent Ordinary Shares to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, and, within the limitations provided for in Sec. 187 par. 1 GSCL, not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(d) Except as described in subsection (b) above or as described in Section 3.3(d) of the Parent Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as described in subsection (b) above or as described in Section 3.3(d) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities. Except as set forth in Section 3.3(d) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is subject to any obligation or requirement to provide material funds for, make any guarantee with respect to the obligations of or to make any material investment (in the form of a loan or capital contribution) in, any Person.

(e) All grants of Parent Stock Options were made in compliance with the terms of the applicable Parent Stock Option Plan under which such Parent Stock Options were made and with applicable Laws. All Parent Stock Options have been properly accounted for in the Parent’s financial statements and reported in compliance with International Financial Reporting Standards (the “IFRS”) and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto, and there is no reasonable basis for any claim that the grant date of any Parent Stock Option is inaccurate or the exercise price of any option to purchase Parent Ordinary Shares granted under a Parent option and incentive plan is less than the fair market value of Parent Ordinary Shares on the date of grant. All of the issued and outstanding Parent Ordinary Shares were issued in compliance in all material respects with all applicable securities Laws.

(f) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interests of Parent. Except as described in Section 3.3(f) of the Parent Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or to cause Parent to register any securities of Parent pursuant to the Securities Act or otherwise.

(g) There are no voting trusts, proxies or other agreements, commitments or understandings to which the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any of the shareholders of the Parent is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent or any of its Subsidiaries.

3.4 Authority; No Conflict; Required Filings.

(a) Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action by each of the Supervisory and Management Boards of Parent, and no other proceedings by or on the part of Parent are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) the resolution of the Parent’s Management Board and its approval by the Parent’s Supervisory Board and all other steps necessary with regard to the Share Capital Increase and the Share Issuance and as contemplated by Section 5.14 and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).

(b) This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. For the avoidance of doubt, the obligations of Parent are subject to the provisions of Sec. 187 par. 1 GSCL.

(c) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder and the consummation by Parent of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of Parent under any provision of: (i) the Articles of Association of Parent; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise or Law or (B) judgment, decree or order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets is bound or (iii) except as set forth in Section 3.4(c) of the Parent Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties is bound, other than in the case of the foregoing clauses (i), (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect.

(d) The execution, delivery and performance of this Agreement by Parent and the consummation of the Merger and other transactions contemplated hereby by Parent do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority, except for: (i) the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder; (ii) the registration of the capital increase with the Commercial Register for the Share Capital Increase, (iii) the applicable requirements of the German Law for any required filing of a German listing prospectus (the “German Prospectus”) with and authorization by the BaFin, (iii) the listing of the new Parent Ordinary Shares with the Frankfurt Stock Exchange, (iv) as contemplated by Section 5.14; (v) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (vi) the applicable requirements of state securities and “blue sky” Laws; (vii) the filing with the European Commission of a merger notification in accordance with the ECMR and (viii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR.

3.5 Board Approval; Section 203; Required Vote.

(a) The Supervisory and Management Boards of Parent have, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement and (ii) determined that the Merger is advisable, fair to and in the best interests of Parent and its shareholders.

(b) No vote of the holders of any class or series of capital shares of Parent is necessary to adopt this Agreement.

3.6 Securities Filings.

Since January 1, 2005, Parent has complied with all disclosure and filing obligations or requirements under any Law or stock exchange regulations to which it is subject by virtue of its status as a quoted German public company, including any disclosure and filing obligations with the BaFin and the Frankfurt Stock exchange.

3.7 Financial Statements. True and complete copies of (i) the consolidated audited balance sheet of Parent for the fiscal years ended as of December 31, 2006 and December 31, 2005 and the related consolidated audited statements of income and stockholders’ equity of Parent, together with all related notes and schedules thereto, accompanied by the reports thereon of Parent’s accountants (collectively, the “Parent Financial Statements”), at the time filed with Deutsche Boerse and amended, (i) were prepared in accordance with IFRS and US-GAAP, as applicable, applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto and (ii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated. Parent has made available to the Company true and complete copies of the individual audited financial statements (Einzelabschlüsse) of Parent for the fiscal years ended as of December 31, 2006 and December 31, 2005, consisting of balance sheets, profit and loss accounts and notes (the “Parent Individual Financial Statements”). The Parent Individual Financial Statements (a) were prepared in accordance with German GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto and (b) fairly represented, in all material respects, the financial position of Parent as at the dates indicated and the results of its operations for the periods indicated therein.

3.8 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by IFRS to be reflected on a consolidated balance sheet of Parent, other than: (i) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated June 30, 2007, a copy of which has been delivered to the Company (the “Parent’s Most Recent Balance Sheet”); or (ii) liabilities or obligations incurred since June 30, 2007 (the “Parent’s Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice, none of which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Absence of Certain Changes or Events. Since the Parent’s Most Recent Balance Sheet Date, there has not been any action, event or occurrence which or would be reasonably likely to have, a Parent Material Adverse Effect.

3.10 Agreements, Contracts and Commitments.

(a) Parent has made available to the Company a complete and correct copy of the following contracts and agreements to which Parent or any of its Subsidiaries is a party as of the date of this Agreement: (i) any agreement, contract or commitment in connection with which or pursuant to which Parent or any of its Subsidiaries will spend or receive (or is reasonably expected to spend or receive), in the aggregate, more than $500,000 during the current fiscal year or during the next fiscal year; (ii) any non-competition or other agreement that prohibits or otherwise restricts Parent or any of its Subsidiaries from freely engaging in business anywhere in the world; or (iii) any “material contract” (as such term is defined in applicable German securities law) with respect to Parent or any of its Subsidiaries (collectively, the “Parent Material Contracts”).

(b) Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as the case may be, and enforceable against Parent or its Subsidiaries in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions and except to the extent any Parent Material Contract has expired in accordance with its terms. Neither Parent nor any of its Subsidiaries is in breach, nor has Parent or any of its Subsidiaries received in writing any claim that any of them is in breach, of any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from Parent or any of its Subsidiaries, except if such breach, cancellation or termination has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) (i) Each Parent Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and (ii) to the knowledge of Parent, no other party to such contract is in default, except in the case of each of clauses (i) and (ii) if the failure to be in full force or effect or such other party’s default has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.11 Compliance with Law; Regulatory Matters. Except as set forth in Section 3.11 of the Parent Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries is in compliance with all Laws that apply to the conduct of its business and the sale of its products, including Law enforced by the FDA and comparable foreign regulatory or Governmental Authorities.

(b) The Parent is not Debarred, and to its knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Parent or any of its Subsidiaries, was Debarred.

(c) With respect to all third party manufacturers and suppliers of key raw materials used by the Parent or its Subsidiaries in the development, testing and manufacture of drug products (each a “Parent Third Party Manufacturer”), to Parent’s knowledge, each such Parent Third Party Manufacturer:

(i) has complied and is complying with all Laws, including the FDA Act and any applicable similar state or foreign Laws;

(ii) has all permits necessary to perform its obligations as a Parent Third Party Manufacturer and all such permits are in full force and effect.

(d) The clinical trials, animal studies and other preclinical tests conducted by the Parent or its Subsidiaries were, and if still pending, are, being conducted in accordance with experimental protocols and to the extent applicable, with requirements of the FDA and comparable foreign Governmental Authorities including, but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither the Parent nor its Subsidiaries has received any written notice from the FDA or any other Governmental Authority requiring the termination or suspension of clinical trial conducted by or on behalf of the Parent or any Subsidiary.

(e) Neither the Parent nor any of its Subsidiaries is subject to any pending or, to the knowledge of the Parent, threatened investigation by the FDA.

3.12 Material Permits. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary under applicable Laws for the conduct of its business as presently conducted and the ownership and operation of its properties and other assets (such licenses, permits, franchises and authorizations, the “Parent Material Permits”). Except as set forth in Section 3.9 of the Parent Disclosure Schedule or except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has submitted to the FDA and all similar applicable foreign Governmental Authorities all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of Parent and its Subsidiaries as currently conducted, and Parent and its Subsidiaries are in compliance with all such Parent Material Permits.

3.13 Litigation and Product Liability. Except as set forth in Section 3.13 of the Parent Disclosure Schedule and other than any investigation by the FDA, which is covered by Section 3.11, there is no suit, action, arbitration, claim or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. No product liability claims have been asserted in writing or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries in respect of any product candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with Parent or any of its Subsidiaries.

3.14 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current business practice of Parent or any of its Subsidiaries or (b) any acquisition of any Person or property by Parent or any of its Subsidiaries, except in the case of each of clause (a) and (b) where such judgment, injunction, order or decree has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.15 Employee Benefit Matters.

(a) Section 3.15 of the Parent Disclosure Schedule contains a true and complete list of all Parent Employee Benefit Plans. For the purposes of this Agreement, “Parent Employee Benefit Plans” means any bonus payments, commissions, profit sharing, death benefits, long- and short-term disability benefits, accidental death and dismemberment benefits, health insurance benefits, sick pay, vacation pay, termination indemnities, retention bonuses or other benefits or incentive arrangements, including, but not limited to, stock options, shares and similar rights in addition to salaries or wages for specific groups of employees which Parent or any of its Subsidiaries is bound to provide by way of any agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to Parent, or collective grant (Gesamtzusage). All contributions due and payable until the date hereof for Parent Employee Benefit Plans have been paid by Parent or any of its Subsidiaries in accordance with the obligations under the respective Parent Employee Benefit Plan and will be paid until the Closing Date.

(b) Section 3.15(b) of the Parent Disclosure Schedule contains a true and complete list of all Pension Commitments. For the purposes of this Agreement, “Pension Commitments” means any agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to Parent, or collective grant (Gesamtzusage) regarding pensions (betriebliche Altersversorgung) under which Parent or any of its Subsidiaries has any obligations. No change in the Pension Commitments has been announced or is under consideration and being discussed with employee representatives. All obligations under or in connection with the Pension Commitments, including obligations arising by operation of law (but as far as commitments based on works custom are concerned, only to the extent known to Parent), that have become due on or prior to the Closing Date have been fulfilled by Parent and its Subsidiaries, as applicable. All future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law (but as far as commitments based on works custom are concerned, only to the extent known to Parent), appertaining to periods until the Closing Date are fully funded according to the requirements established by law and/or the Pension Commitments based on the most recent actuarial data. Parent and its Subsidiaries have always made sufficient provisions for the Pension Commitments in their financial statements with the maximum amounts allowed under the applicable tax, accounting and commercial laws. All contributions due and payable to the pension guarantee association (Pensionssicherungsverein) until the date hereof have been paid by Parent and its Subsidiaries, as applicable, and will be paid by them until the Closing Date. All pension payments have been adjusted in the past pursuant to the consumer price index in accordance with applicable law, regulations or plan provisions, as applicable.

3.16 Labor and Employment Matters.

(a) Section 3.16(a) of the Parent Disclosure Schedule contains a true and complete list of all collective bargaining agreements (Tarifverträge) applicable to Parent.

(b) Neither Parent nor any of its Subsidiaries is obliged to increase in the year following the Closing Date on a collective basis the total annual remuneration payable to their employees, directors or officers other than provided in the applicable collective bargaining agreements.

(c) Parent and its Subsidiaries have, in relation to each of their employees, directors, officers or employee representations, complied in all material respects with all material applicable legal and regulatory provisions and obligations as regards employment Law, hygiene, safety and health and social security imposed on it by any relevant agreements, representations, statutes and regulations, codes of conduct and practices including European Community Law, relevant to the relations between it and the employees, directors, officers or any employee representation. Without prejudice to the generality of the foregoing, Parent and its Subsidiaries have complied in all material respects with all material obligations relating to redundancy, employee representation, working hours, sub-contracting of personnel, fixed term contracts and social security contributions in accordance with applicable Law in respect of the employees, directors and officers.

(d) Neither Parent nor any of its Subsidiaries are aware of any of their employees, directors or officers having raised a formal complaint in relation to race, religion, ethnic origin, sex or disability discrimination.

(e) Except as disclosed in Section 3.16(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is experiencing any (i) strike or lockout of its employees, or (ii) any lawsuit or dispute with any trade union, works council or other body of employee representatives pending before any Governmental Authority (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)) and relating to labor relations or employment matters of a general nature (including lay-offs, restructurings or general working conditions).

(f) Parent and its Subsidiaries have made all payments due and payable to their employees, directors and officers under the respective employment or service agreements until the date hereof to, and will continue to make such payments when due until the Closing Date.

(g) Except as disclosed in Section 3.16(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have leased employees from third companies. There are no fictive independent contractors (Scheinselbständige).

(h) Except as disclosed in Section 3.16(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have granted any loans to any of their employees, directors and officers.

(i) Except as disclosed in Section 3.16(i) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries has initiated or implemented a plant closing, restructuring measure or mass lay-off during the five year period prior to the Closing Date which still require compensation payments vis-à-vis employees, directors or officers.

3.17 Properties and Assets.

(a) Other than properties and assets disposed of by Parent and its Subsidiaries in the ordinary course of business since the Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have good and valid title to all of its properties and assets, real and personal, reflected on the Parent’s Most Recent Balance Sheet or acquired since the Parent’s Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, except where the failure to have such good and valid title to, or valid leasehold interests in, has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The facilities, property and equipment owned, leased or otherwise used by Parent and its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal war and tear), and suitable for the purposes for which they are presently used, except in each case as has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.18 Insurance.

(a) Parent has provided the Company with copies or summaries of each insurance policy, as of the date of this Agreement, that is material to Parent and its Subsidiaries (the “Parent Insurance Policies”), and Section 3.18(a) of the Parent Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material claims made under such Parent Insurance Policies since January 1, 2005. All premiums due and payable under the Parent Insurance Policies have been paid on a timely basis and Parent and each of its Subsidiaries is in compliance in all material respects with all other material terms thereof.

(b) The Parent Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by Parent’s respective insurer. Since January 1, 2005, all claims thereunder have been filed in a due and timely fashion, except where the failure to so file has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.19 Taxes.

(a) Each of Parent and its material Subsidiaries has timely filed all material federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.

(b) Each of Parent and its material Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due (except for Taxes which are being contested in good faith and which have been provided for on the financial statements of Parent or its material Subsidiaries in accordance with IFRS) and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(c) Neither Parent nor any of its material Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under IFRS and reserved for on the Parent’s Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d) There is no material Tax deficiency proposed in writing or assessed against the Parent or any of its material Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Parent or any of its material Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect (except to the extent that such extension is attributable solely to the Parent having received a routine extension to file the Tax Return for the subject year).

(e) Neither the Parent nor any of its Subsidiaries is a party to or bound by any material Tax allocation or sharing agreement (other than (i) customary gross up provisions on credit agreements, derivatives, leases and similar agreements entered into in the ordinary course, and (ii) the agreement in place among the group filing a consolidated U.S. federal income Tax Return the common parent of which is the Parent). Neither the Parent nor any of its Subsidiaries (A) has any liability for the Taxes of any Person as a result of being a member of an affiliate group filing a consolidated federal corporate income or trade Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, except with respect to sales, use or similar tax liabilities incurred in connection with leases, contracts and commercial agreements entered into in the ordinary course of business and which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Neither the Parent nor any of its Subsidiaries has taken any action, failed to take any action, or knows of any fact or circumstance that would (i) prevent the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company, other than any such stockholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), to recognize gain pursuant to Section 367(a) of the Code.

3.20 Environmental Matters. Except as set forth on Section 3.20 of the Parent Disclosure Schedule:

(a) Parent and each of its Subsidiaries is in compliance with applicable Environmental Laws, except for noncompliance which has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries holds, and is in compliance with, all Permits required under applicable Environmental Laws for the conduct of their respective businesses as now conducted, except where the failure to hold such a Permit or such noncompliance has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of Parent or its Subsidiaries has received any written communication, whether from a Governmental Authority or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Laws or any Permit required under any applicable Environmental Law, or that Parent or any of its Subsidiaries has a liability under any Environmental Law, or that Parent or any of its Subsidiaries is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath their respective facilities or at, on or beneath any land adjacent thereto or any other property.

(c) To the knowledge of Parent, there are no past or present facts, circumstances, conditions, activities or practices existing at the facilities currently or formerly owned or operated by Parent or any of its Subsidiaries, including, without limitation, the release or threatened release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against Parent or any of its Subsidiaries under any Environmental Law or that would interfere with or prevent compliance with any Permits.

(d) Neither Parent nor any of its Subsidiaries is a party to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of Parent, the subject of any investigation involving a demand for damages or other potential liability under any Environmental Laws, and none of Parent or any of its Subsidiaries has received nor, to the knowledge of Parent, is Parent or any of its Subsidiaries subject to any order or decree of any Governmental Authority relating to a violation of or liability under Environmental Laws.

(e) To the knowledge of Parent, no underground storage tanks or surface impoundments exist on any property currently or formerly owned or leased by Parent or any of its Subsidiaries.

3.21 Intellectual Property.

(a) To the best of Parent’s knowledge, each of Parent and its Subsidiaries owns, is licensed or otherwise possesses the rights to use and license (subject to any existing licenses or other grants of rights to third parties) pursuant to agreements previously made available to the Company, all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted with respect to Parent’s product candidates identified in Section 3.21(e)(ii) of the Parent Disclosure Schedule (collectively, the “Parent Intellectual Property Rights”).

(b) Section 3.21(b) of the Parent Disclosure Schedule sets forth, with respect to all Parent Intellectual Property Rights owned by or exclusively licensed to Parent or any of its Subsidiaries that are registered with any Governmental Authority or for which an application has been filed by Parent or any of its Subsidiaries with any Governmental Authority, as of the date of this Agreement, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 3.21(b) of the Parent Disclosure Schedule also identifies each Parent Material Contract in effect as of the date of this Agreement containing any ongoing royalty or payment obligations in excess of $250,000 per annum with respect to Parent Intellectual Property Rights that are licensed or otherwise made available to Parent or any of its Subsidiaries.

(c) Except as set forth in Section 3.21(c) of the Parent Disclosure Schedule, to the knowledge of Parent, (i) all Parent Intellectual Property Rights that have been registered with any Governmental Authority and are owned by or exclusively licensed to Parent or any of its Subsidiaries are valid and subsisting and (ii) to the knowledge of Parent, as of the Closing Date, in connection with such registered Parent Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

(d) Neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of Parent and its Subsidiaries with respect to Parent’s product candidates identified in Section 3.21(e)(ii) of the Parent Disclosure Schedule (the “Parent Third Party Intellectual Property Rights”).

(e) Except as set forth in Section 3.21(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Parent Third Party Intellectual Property Right. Except as set forth in Section 3.21(e)(i) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Parent Third Party Intellectual Property. With respect to Parent’s product candidates identified in Section 3.21(e)(ii) of the Parent Disclosure Schedule, to the knowledge of Parent, after the same are marketed, such marketing would not infringe any third party intellectual property rights publicly disclosed as of the Closing Date other than Parent Third Party Intellectual Property Rights.

(f) As of the date hereof, to the knowledge of Parent, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights. As of the Closing Date, to the knowledge of Parent, no Person will be infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights.

3.22 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than Lehman Brothers, Inc.

3.23 Government Contracts. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any Debarment of Parent, any of its Subsidiaries or the Surviving Corporation or, to the knowledge of Parent, the Company.

3.24 Opinion of Financial Advisor. The Parent Board has received the opinion of its financial advisor, Lehman Brothers, Inc., dated as of the date of this Agreement, to the effect that as of such date the Exchange Ratio is fair to Parent from a financial point of view. Parent has provided, or will provide, a complete and correct copy of such opinion to the Company solely for informational purposes.

4. CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by Company Pending the Merger. The Company covenants and agrees that, beginning on the date hereof and the ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 7 (such period being hereinafter referred to as the “Interim Period”), except as expressly provided or permitted by this Agreement or set forth in Section 4.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to (i) conduct its business in the ordinary course and (ii) preserve intact in all material respects its business organization, material properties and material assets, including maintaining in effect all Company Material Contracts (other than those which expire or terminate in accordance with their respective terms) and preserving in all material respects its relationships, customers, licensees, manufacturers, suppliers and other Persons with which it has material business relations. Except as expressly provided or permitted by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the Interim Period, the Company shall not, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not, in the case of any matter described in clauses (k), (n), (o), (q) or (r) and, to the extent relating to such clauses, clause (t), be unreasonably withheld, conditioned or delayed):

(a) amend its Certificate of Incorporation or Bylaws or other equivalent organizational documents;

(b) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company (except for the issuance of shares of Company Common Stock pursuant to Company Equity Awards granted and the warrants outstanding prior to the date of this Agreement and as set forth in the Company Disclosure Schedule);

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, other than (i) forfeitures of Company Common Stock pursuant to any right of forfeiture pursuant to Company Equity Awards under the Company Equity Plans; (ii) in connection with any “cashless exercise” of any Company Equity Awards in accordance with the terms of the Company Equity Plans; or (iii) any “net settlement” of Company Equity Awards in accordance with the Company Equity Plans;

(d) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for sales of inventory or equipment in the ordinary course of business;

(e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(f) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(g) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, including without limitation one or more of the Company’s programs relating to VR1, P2X7, P2X3, FAAH and TRPV4, or amend or modify in any material respect any existing Company Material Agreements with respect to any Company Intellectual Property Rights;

(h) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof provided this shall not prevent the Company from investing its cash and cash equivalents in short-term investments consistent with its investment policy as disclosed to Parent prior to the date hereof;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in each case (A) in the ordinary course of business and (B) as otherwise permitted under any loan or credit agreement to which the Company is a party as of the date of this Agreement;

(j) authorize any capital expenditures in excess of $150,000 individually or $300,000 in the aggregate.

(k) except as required to comply with Law or agreements, plans or arrangements existing on the date hereof (including this Agreement), (A) increase the compensation payable to its officers or employees, except for bonuses or increases in salary or wages in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any additional employment or severance agreements with, its officers; (C) pay any severance or termination pay to any employee, except in the ordinary course of business and consistent with past practice or in accordance with existing agreements; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other enforceable arrangement for the benefit of any of its directors, officers or employees, other than, in the ordinary course of business or to comply with applicable Laws;

(l) materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(m) create, incur, suffer to exist or assume any material Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due;

(n) (A) enter into any new Company Material Contract pursuant to which the Company will spend or receive (or are reasonably expected to spend or receive) in the aggregate more than $250,000 during the current or next fiscal year; (B) amend in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any material lease with respect to real property or (D) initiate or participate in any new clinical trials;

(o) enter into any agreement, or amend or waive the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, warehousing, production, marketing or distribution rights with respect to any of its products or technologies or enter into any material collaboration agreement, material license, co-marketing or co-promotion agreement or any other such material agreement with respect to the Company’s Intellectual Property Rights;

(p) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(q) pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $250,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

(r) except as contemplated by Section 1.11 or as required by the Company Equity Plans, the award agreements entered into thereunder, existing employment agreements or a Company Employee Plan, accelerate or otherwise amend the terms of any outstanding options under the Company Equity Plans;

(s) fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

(t) enter into any agreement or contract to do any of the foregoing.

4.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, during the Interim Period, except as expressly provided or permitted by this Agreement or set forth in Section 4.2 of the Parent Disclosure Schedule or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course. Except as expressly provided or permitted by this Agreement or as set forth in Section 4.2 of the Parent Disclosure Schedule, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not, in the case of any matter described in clauses (e) or (i) and, to the extent relating to such clauses, clause (k), be unreasonably withheld, conditioned or delayed):

(a) amend their Articles of Association, Bylaws or other equivalent organizational documents other than with respect to the issue of shares out of contingent capital (bedingtes Kapital) or the issue of new Parent Ordinary Shares out of the Authorized Capital for purposes of a milestone payment pursuant to Section 7.4 of that certain License Agreement dated January 6, 2006, between Evotec Neurosciences GmbH and Hofmann-La Roche Ltd.;

(b) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other securities or equity interests of Parent or any equity interest in or securities of any of its Subsidiaries;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(d) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof provided this shall not prevent Parent or its Subsidiaries from investing its cash and cash equivalents in investments consistent with its investment policy as disclosed to the Company prior to the date hereof;

(f) other than pursuant to Parent’s option and incentive plans, issue any bonds, debentures, notes or other evidences of indebtedness, or any warrants, shares or any other securities convertible into, exercisable for or exchangeable for shares of capital stock or other securities or equity interests of Parent or any of its Subsidiaries;

(g) materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or IFRS;

(h) pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $500,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Parent Intellectual Property Rights;

(i) fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

(j) enter into any agreement or contract to do any of the foregoing.

4.3 No Solicitation of Transactions.

(a) The Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, auditors, attorneys and financial advisors and any other agents (each, a “Representative”) to, immediately cease any discussions, negotiations or written communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 4.3 and only in response to an inquiry from such other parties) with any party or parties that commenced prior to the execution of this Agreement with respect to any Competing Proposal. As used in this Agreement, a “Competing Proposal” means any proposal, offer or indication of interest (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any affiliates thereof (a “Third Party”), relating to (i) any acquisition or purchase, directly or indirectly, of 20% or more of the total assets of the Company or 20% or more of any class of equity or voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company.

(b) During the Interim Period, the Company shall not, nor shall it authorize or permit any Representative of the Company to, (i) solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any Competing Proposal; (ii) directly or indirectly initiate or participate in any discussions, negotiations or communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 4.3 and only in response to an inquiry from such other parties) regarding any Competing Proposal; or (iii) furnish to any Third Party any nonpublic information or data for the purpose of encouraging or facilitating, or provide access to the properties, offices, books, records, officers, directors or employees of the Company for the purpose of encouraging or facilitating, any Competing Proposal. The Company will use reasonable best efforts (1) not to release any party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party relating to any Competing Proposal and (2) to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.3. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, if, prior to the closing of the polls at the special meeting of the Company’s stockholders in connection with the Merger (the “Company Special Meeting”) on the proposal to approve and adopt this Agreement, the Company Board determines (after consultation with outside counsel) that a Competing Proposal (other than one made following a breach by the Company of this Section 4.3) constitutes or is reasonably likely to lead to a Superior Competing Proposal, then the Company may, but only to the extent that the Company Board determines in good faith after consultation with the Company’s outside counsel that failure to do so would be reasonably likely to result in a breach of the Company Board’s fiduciary obligations under applicable Laws and subject to the Company providing prompt (but in any event within 24 hours) written notice (which includes notice via electronic mail) to Parent of its decision to take such action and compliance by the Company with Section 4.3(d), (A) furnish information or data with respect to the Company to such Third Party (and the Representatives of such Third Party); (B) participate in discussions and negotiations directly or through its Representatives with such Third Party, subject to, in the case of clause (A) and, to the extent such discussions or negotiations include the disclosure by the Company or any of its Representatives of any material nonpublic information, clause (B), a confidentiality agreement not less favorable overall to the Company than the Confidentiality Agreement, provided, that all such material nonpublic information not already provided or made available to Parent is provided to Parent as soon as reasonably practicable (but in any event within 24 hours) after it is provided to such Third Party and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock, but only to the extent necessary to permit the making and subsequent consummation of a Superior Competing Proposal by a Third Party. For purposes of this Agreement, “Superior Competing Proposal” shall mean a bona fide written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, 50% or more of the capital stock of the Company then outstanding or 50% or more of the consolidated total assets of the Company, (i) on terms the Company Board determines in good faith (after consulting the Company’s outside legal counsel and financial advisor) are more favorable to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, taking into account relevant legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer and the terms and conditions of this Agreement and (ii) which is reasonably capable of being consummated.

(c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose or publicly resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation; (ii) approve or recommend, or publicly propose or publicly resolve to approve or recommend, any Competing Proposal; (iii) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (other than a confidentiality agreement referred to in Section 4.3(b) entered into in the circumstances referred to in Section 4.3(b)) (an “Acquisition Agreement”); (iv) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any agreement requiring it to terminate this Agreement or abandon or fail to consummate the Merger or the transactions contemplated hereby; or (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover Laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Stockholder Approval, the Company Board may, in response to a Superior Competing Proposal (other than one made following a breach by the Company of this Section 4.3), (1) withdraw or modify the Board Recommendation or (2) approve or recommend the Superior Competing Proposal, but in the case of any action described in clause (1) or any recommendation described in clause (2), only (x) if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable Laws, and in each case, only (y) at a time that is after 5 Business Days following written notice (which includes notice via electronic mail) advising Parent that the Company Board intends to take such action (during which period the Company shall make its chief executive officer, principal financial officer and its counsel available to Parent to meet on at least one occasion (provided that if such meeting is to be held in person it shall be held in the United States), and shall consider in good faith any amendment of the terms of the Merger proposed by Parent or any proposal by Parent to amend the terms of this Agreement or the Merger), specifying therein the material terms and conditions of such Superior Competing Proposal and identifying the Person or group making such Superior Competing Proposal, provided that such 5 Business Day period shall be extended for an additional 5 Business Days following each material modification of such Competing Proposal occurring after the receipt of Parent’s proposal, and (z) if, after the end of such 5 Business Day period (plus each applicable extension), the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any bona fide proposal by Parent to amend the terms of this Agreement and the Merger. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of, any confidentiality agreement with any Third Party with respect to a Competing Proposal entered into pursuant to this Section 4.3 other than the standstill provision as provided above, and the Company shall use its reasonable best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.3. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Stockholder Approval, the Company Board may withdraw or modify the Board Recommendation if the Company Board determines, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable Law, but only at a time that is after 5 Business Days following Parent’s receipt of written notice (which includes notice via electronic mail) advising Parent that the Company Board is prepared to take such action, specifying the reasons therefor.

(d) In addition to the obligations set forth in Sections 4.3(a), (b) and (c), the Company shall notify Parent orally and, if requested by Parent, in writing, within 24 hours of the receipt by the Company of any Competing Proposal, which notification shall include the material terms and conditions of such Competing Proposal and the identity of the person or group making or sending the Competing Proposal. The Company shall promptly (but in any event within 48 hours) advise Parent of any material change in the terms or conditions of a Competing Proposal or any other material development with respect thereto.

(e) Nothing contained in this Section 4.3 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party or (ii) making any disclosure to the Company’s stockholders, if the Company Board determines, after consultation with its outside counsel, that failure to so disclose would be reasonably likely to result in a breach of its fiduciary obligations under applicable Law.

(f) Nothing in this Section 4.3 shall permit the Company to terminate this Agreement (except as expressly provided in Section 7).

4.4 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

5. ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file the registration statement on Form F-4 (or such successor form as shall then be appropriate) to be filed with the SEC by Parent in connection with the Share Issuance (including any amendments or supplements thereto, the “Form F-4”) and the proxy statement/prospectus to be used in connection with the Company Special Meeting (the “Proxy Statement/Prospectus”), and Parent shall use its commercially reasonable efforts to cause the Depositary to prepare and file the registration statement on Form F-6 (or such successor form as shall then be appropriate) to be filed with the SEC by the Depositary in connection with the Parent ADSs (the “Form F-6”). Parent shall provide the Company and its counsel with any comments it may receive from the SEC or its staff with respect to the Form F-4 and Form F-6 promptly after receipt of such comments, and the parties shall reasonably cooperate to prepare appropriate responses to the SEC to such comments and make such modifications to the Form F-4 and Form F-6 as shall be reasonably appropriate. The Company shall provide the Parent and its counsel with any comments it may receive from the SEC or its staff with respect to the Proxy Statement/Prospectus as promptly as practicable after receipt of such comments, and the parties shall reasonably cooperate to prepare appropriate responses to the SEC to such comments and make such modifications to the Proxy Statement/Prospectus as shall be reasonably appropriate. Parent shall use all commercially reasonable efforts to have the Form F-4 and Form F-6 declared effective under the Securities Act as promptly as practicable and to keep the Form F-4 and Form F-6 effective as long as is necessary to consummate the Merger. Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in (i) the Form F-4 and Form F-6 necessary so that, at the time the Form F-4 and Form F-6 are filed with the SEC, at any time the Form F-4 and Form F-6 are amended or supplemented or at the time(s) the Form F-4 and Form F-6 become effective under the Securities Act, the Form F-4 and Form F-6 shall not contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus, and each amendment or supplement thereto, will not, when first mailed to the Company’s stockholders and at the time of the Company Special Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If required by applicable Laws, the Company shall use its commercially reasonable efforts to mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable, and in any event within ten Business Days, after the Form F-4 and Form F-6 are declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. No amendment or supplement to the Form F-4 or Form F-6 or Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld, conditioned or delayed. Each party will advise the other party promptly, after it receives notice thereof, of the time when the Form F-4 and Form F-6 are declared effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension or qualification of Parent ADSs issued in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, the Company or Parent discovers any information relating to such party, or any of such party’s affiliates, officers or directors, that should be set forth in an amendment to either the Form F-4, Form F-6 or the Proxy Statement/Prospectus so that such document would not contain any misstatement of material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(b) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law or German Law relating to the Merger and the other transactions contemplated by this Agreement, including the German Prospectus (collectively, the “Other Filings”).

(c) The Parties shall use their respective commercially reasonable efforts to cause the Form F-4, Form F-6 and the Other Filings to comply in all material respects with all requirements of Laws. Whenever any event or circumstance occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Form F-4, Form F-6 or any Other Filing, each Party shall promptly upon becoming aware thereof inform the other of such occurrence and the relevant Party shall promptly prepare an amendment, supplement or filing, as appropriate, accurately describing such event or circumstance and provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of the Company, such amendment or supplement.

(d) Subject to Section 4.3(c), the Proxy Statement/Prospectus shall include the Board Recommendation.

5.2 Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement and the effectiveness of the Form F-4 and Form F-6, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold the Company Special Meeting, (ii) subject to Section 4.3(c), include in the Proxy Statement/Prospectus the Board Recommendation and (iii) unless the Company Board has withdrawn or modified the Board Recommendation in accordance with Section 4.3(c), use its commercially reasonable efforts to obtain the Company Requisite Stockholder Approval. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the lack of a quorum) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Unless this Agreement has been earlier terminated in accordance with Section 7.1, the Company Board shall submit this Agreement to the stockholders of the Company, whether or not the Company Board at any time changes, withdraws or modifies the Board Recommendation. The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Merger Agreement and shall take all other action reasonably necessary or advisable to secure the Company Requisite Stockholder Approval to authorize and approve the Merger. Without limiting the generality of the foregoing: (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the

Company Special Meeting as required by this Section 5.2 shall not be affected by the withdrawal, amendment or modification of the Board Recommendation and (ii), the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Competing Proposal.

5.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records, provided that such access shall not unreasonably interfere with its business or operations, and, during such period, furnish promptly to the other Party such information concerning its business, properties and personnel as the other Party may reasonably request. Notwithstanding the foregoing, nothing in this Section 5.3 shall require either Party to provide access, or disclose any information, if permitting such access or disclosing such information would (i) violate applicable Laws, (ii) violate any of its obligations with respect to confidentiality (provided that, upon the other party’s request, the Company or Parent shall use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure) or (iii) result in the loss of attorney-client privilege.

(b) The Parties shall, and shall cause their respective Representatives and affiliates to, keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the Confidentiality Agreement dated October 24, 2006, as amended April 13, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

5.4 Commercially Reasonable Efforts; Further Assurances.

(a) Parent and the Company shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 6, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable efforts: (i) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith) and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

(c) The Company shall use its commercially reasonable efforts to promptly obtain all consents, approvals, authorizations, and waivers of, and to give all notices to, each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including obtaining all consents, approvals, authorizations and waivers, and giving all notices listed in Section 2.4(c) of the Company Disclosure Schedule; provided, however, that the Company shall not amend or agree to amend, or waive any material right or material economic benefit under, any Company Material Contract in connection with obtaining such consents, approvals, authorizations and waivers without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in connection with obtaining such consents, approvals, authorizations and waivers, or the giving of such notices, the Company shall not incur any material out of pocket costs or any other material obligation or liability without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.4(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, ECMR or any other applicable Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the European Commission or any other Governmental Authority and of any notices or other communications received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. However, commercially sensitive information shall not be disclosed between the Parties and appropriate measures shall be taken to safeguard the confidentiality of such commercially sensitive information. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(b) and (d), each Party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any applicable Antitrust Law. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or affiliates be obligated to propose or agree to accept any material undertaking or condition, to enter into any consent decree, to make any material divestiture or to accept any material operational restriction.

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or a private party challenging any transaction contemplated by this Agreement, each of the parties (i) shall cooperate with the others and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order that is in effect (until all appeals are exhausted, if necessary) that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) shall defend, at their costs and expense, any action or actions, whether administrative or judicial, in connection with the transactions contemplated by this Agreement.

(g) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a Party’s right to terminate this Agreement pursuant to Section 7.1 so long as such Party has up to then complied in all material respects with its obligations under this Section 5.4.

(h) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not take any action, agree to take any action or consent to the taking of any action pursuant to this Section 5.4 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner) without the prior written consent of Parent.

5.5 IFRS Financials. As promptly as practicable after the date hereof, the Company shall prepare and deliver to Parent such financial information as may be reasonably requested by Parent’s auditors if required for inclusion in the German Prospectus, including financial information prepared in accordance with IFRS.

5.6 Employee Benefits. Within a reasonable period of time prior to the Effective Time, so as to facilitate a transfer of Company employees who are employed by Parent or the Surviving Corporation or their respective Subsidiaries upon and after the Effective Time (“Continuing Employees”) to the employee benefit plans maintained by Parent or Surviving Corporation or their respective Subsidiaries (“Parent Plans” or “Parent Policy”), except as otherwise specifically provided in this Agreement, the Company shall terminate all Company Equity Plans as of the Effective Time. With respect to any Company Employee Plans providing group medical, dental or vision benefits and any Company Employee Plans covered by Section 125 of the Code (including any attendant health or dependent care flexible spending account arrangements), such plans shall continue to be maintained upon and after Effective Time (“Continuing Plans”) in accordance with the terms and conditions of the Continuing Plans until the end of the applicable Continuing Plan year in which the Effective Time occurs at which time the Surviving Corporation shall terminate such Continuing Plans and Parent shall allow for the participation of former Continuing Plan participants and their covered dependants in comparable Parent Plans under the terms and conditions of such comparable Parent Plans to the extent such participants remain employed by Parent, the Surviving Corporation or their respective Subsidiaries and who are otherwise eligible for participation in such comparable Parent Plans. For a period of one year following the Effective Time, Parent shall provide employee benefits, in the aggregate, to each Continuing Employee that are no less favorable than the employee benefits provided, in the aggregate, to such Continuing Employee by the Company immediately prior to the Effective Time. Following the Effective Time, Parent will give each Continuing Employee full credit for prior service with the Company for purposes of (a) eligibility, vesting and retirement status (but not benefit accruals, other than vacation, sick time and the like) under any comparable Parent Plans and (b) determination of benefit levels under any comparable Parent Plan or Parent Policy relating to vacation or severance as if such service had been completed with the Surviving Corporation. In addition, Parent shall waive, or cause to be waived, any pre-existing condition limitations to the same extent such limitations are waived under any comparable Parent Plan except to the extent a similar limitation or pre-existing condition limitation existed under the comparable Company Employee Plan. Parent shall give Continuing Employees credit towards any lifetime deductibles or limitations on out of pocket expenses to the extent a Continuing Employee incurred the same with respect to a Company Employee Plan and such deductibles or limitations are applicable under the comparable Parent Plan. Parent shall take all reasonable actions to effectuate the terms and conditions of this Section 5.6 including, without limitation, amending or causing to be amended the comparable Parent Plans.

5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate such that the condition in Section 6.2(a) or 6.3(a) would not be satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 6.2(b) or 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

5.8 Public Announcements. Except as otherwise required by Law, the rules of the NGM or the rules and regulations of the SEC or the Frankfurt Stock Exchange, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 7, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and (b) Parent and the Company shall each use its reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

5.9 Accountant’s Letter. The Company shall use its reasonable best efforts to cause to be delivered to Parent a “comfort” letter of Ernst & Young dated within two (2) Business Days before the date on which each of the Form F-4, Form F-6 and German Prospectus shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent.

5.10 Directors and Officers Insurance/Indemnification.

(a) Parent shall, or shall cause the Surviving Corporation to, purchase a six (6) year extended reporting period endorsement (“reporting tail coverage”) with respect to the Company’s directors and officers liability insurance currently in effect, on terms no less favorable than the terms of such insurance currently in effect, and maintain such endorsement in full force and effect for its full term, provided that Parent shall not be required to pay more than 175% of the aggregate premium paid by the Company and its Subsidiaries in the year ended December 31, 2006 for such reporting tail coverage, provided, further, should the cost of reporting tail coverage exceed such cap, Parent shall instead purchase the maximum reporting tail coverage available for 175% of the aggregate premium paid by the Company and its Subsidiaries in the year ended December 31, 2006.

(b) Parent and the Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the Effective Time, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation (including without limitation any claim, action, suit proceeding or investigation related to the Merger, this Agreement and the other transactions contemplated hereby), whether civil, criminal, administrative or investigative, arising out of or by reason of the fact that the Indemnified Party is or was a director, officer, employee or agent of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors, officers, employees and agents of Delaware corporations.

(c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in the Certificate of Incorporation and Bylaws of the Company, and such commitments will be included and maintained in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(d) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Person who on or prior to the Effective Time was a director, officer, employee or agent of the Company, and shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by each Person who on or prior to the Effective Time was a director, officer, employee or agent of the Company. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10 to the extent permitted by applicable law.

5.11 Stockholder Litigation. The Company and Parent shall promptly notify the other party of any stockholder litigation brought, or threatened in writing, against the Company and/or the members of the Company Board or Parent and/or the members of the Supervisory Board and Management Board of Parent, respectively, relating to the Merger or the transactions contemplated by this Agreement, and shall provide the other party with updates and such information as such party shall reasonably request with respect to the status of the litigation and discussion between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to (but, in each case, not control) such litigation and the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

5.12 Nasdaq Listing. Parent shall use reasonable best efforts to cause the Parent ADSs to be issued as the Merger Consideration to be approved for listing on the NGM, on or prior to the Effective Time.

5.13 Affiliates. The Company shall use its commercially reasonable efforts to obtain an executed affiliate agreement substantially in the form attached hereto as Exhibit B, with such changes therein as are agreeable to Parent (each, a “Company Affiliate Agreement”), from each of the Persons identified in Section 5.13 of the Company Disclosure Schedule concurrently with the execution of this Agreement and thereafter from any other Person who is an officer or director of the Company or its Subsidiaries and who the Company hereafter determines to be an Affiliate of the Company regarding compliance with Rule 145 under the Securities Act.

5.14 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Certain Obligations of Parent. Certain obligations of Parent set forth in this Agreement, including those obligations designed to survive the consummation of the Share Exchange, may require additional corporate actions specified in the GSCL be taken by or with respect to Parent. As required by Law, certain of such obligations of Parent shall be incorporated in agreements in connection with the contribution-in-kind to Parent, which agreements shall be entered into by Parent, the Company and the Contribution Agent in the context of the Share Exchange pursuant to Section 202 et seq. of the GSCL.

5.16 Tax Matters.

(a) Neither the Company nor the Parent shall take or fail to take any action that would (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or (ii) prevent the Merger from qualifying for nonrecognition with respect to the Company shareholders under Treasury Regulation Section 1.367(a)-3(c)(1). The Parent and the Company shall take any action that is required to cause the Merger to qualify (i) as a reorganization within the meaning of Section 368(a) of the Code, and (ii) for nonrecognition with respect to the Company shareholders under Treasury Regulation Section 1.367(a)-3(c)(1).

(b) Each of the Company and the Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parent and the Company will comply with all applicable reporting requirements set forth in the Treasury Regulations under Section 367 of the Code, including Treasury Regulation Section 1.367(a)-3(c)(6).

5.17 Parent Directors and Officers Insurance. Parent shall use commercially reasonable efforts to obtain a directors and officers liability insurance policy covering the members of Parent’s Supervisory Board from a financially sound and reputable insurer, in such amount and on such terms as is customary in the industry for a company of similar size and value with securities listed on the New York Stock Exchange or NASDAQ Stock Market.

5.18 Consulting Agreements. Contingent upon the Closing, in the event the resignations of two members of the Supervisory Board of Parent are not effective as of the Effective Time such that those persons set forth in Schedule 1.8(b) attached hereto have not been appointed and elected to the Supervisory Board of Parent as of the

Effective Time, Parent will enter into consulting services agreements with such persons such that they will continue to provide services to Parent following the Effective Time and through the earlier to occur of (i) their appointment to the Supervisory Board of Parent, (ii) their election to the Supervisory Board of Parent and (iii) June 30, 2008.

6. CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:

(a) Effectiveness of the Form F-4 and Form F-6. The Form F-4 and Form F-6 shall have become effective and no stop order or other order or directive suspending the effectiveness or approval of the Form F-4 or Form F-6 or the use of the Proxy Statement/Prospectus shall have been issued or initiated by the SEC.

(b) Stockholder Approval. This Agreement shall have been adopted by the Company Requisite Stockholder Approval.

(c) Nasdaq Listing. The Parent ADSs issuable to the stockholders of the Company pursuant to this Agreement shall have been listed on the NGM.

(d) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) all required approvals by the European Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iii) all required approvals of the competent authority of any member state of the European Union applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired and (iv) all other required approvals of any Governmental Authority under applicable Law (including any Antitrust Law) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, in each case without requiring any divestiture, hold separate or any material operating condition.

(e) No Injunctions or Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation, including any order against the increase in the stated share capital of Parent contemplated by Section 1.14(a), which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Relative Values of Parent and Company. On the Closing Date, the fair market value of Parent, computed according to the special rules contained in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B), will be at least equal to the fair market value of Company.

(g) Resolution to Increase Share Capital of Parent. The Parent’s Management Board shall have passed the resolution to issue the new Parent Ordinary Shares (as contemplated in Section 1.14(a)(i)(A)) and the Parent’s Supervisory Board shall have authorized such resolution and neither the resolution nor the authorization shall have been revoked by the respective board.

(h) Resignation of members of the Supervisory Board. The written resignation of two members of the Supervisory Board of Parent shall have been delivered to Parent.

(i) Determination of Adequacy. A draft of the determination of the adequacy of the contribution-in-kind by the court-appointed accounting firm as provided for in Section 1.14(a)(i)(B) shall confirm such adequacy.

6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 2 shall be true and correct in all material respects except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

(c) Third Party Consents. All consents, approvals and authorizations listed in Section 6.2(c) of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to Parent, shall have been delivered to Parent and shall be in full force and effect as of the Closing.

(d) Company Rights Plan. All actions necessary to extinguish and cancel all outstanding Rights (as defined in the Company Rights Plan) under the Company Rights Plan or render such Rights inapplicable to the Merger shall have been taken.

(e) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. substantially in the form attached hereto as Exhibit C, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the exchange of Company Common Stock for Parent ADSs will not result in gain recognition to the shareholders of the Company pursuant to Section 367(a) of the Code. In rendering such opinion, counsel shall have received certificates of the Company and Parent and of their officers, directors and principal stockholders, substantially in the form attached hereto as Exhibits D and E, respectively. The opinion set forth in clause (ii) may assume that any stockholder who is a “five-percent transferee shareholder” with respect to the Parent within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in Section 3 shall be true and correct in all material respects except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date. Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Latham & Watkins LLP, substantially in the form attached hereto as Exhibit F, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the exchange of Company Common Stock for Parent ADSs will not result in gain recognition to the shareholders of the Company pursuant to Section 367(a) of the Code. In rendering such opinion, counsel shall have received certificates of the Company and Parent and of their officers, directors and principal stockholders, substantially in the form attached hereto as Exhibits D and E, respectively The opinion set forth in clause (ii) may assume that any stockholder who is a “five-percent transferee shareholder” with respect to the Parent within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

7. TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of the Parties;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before March 16, 2008; provided, however, that if (i) the Effective Time has not occurred by such date by reason of nonsatisfaction of (A) the conditions set forth in Section 6.1(a), (B) the conditions set forth in Section 6.1(c) or (C) the conditions set forth in Section 6.1(d) and (ii) all other conditions set forth in Article 6 have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to June 16, 2008; and provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Merger;

(d) by either Parent or the Company, if at the Company Special Meeting the Company Requisite Stockholder Approval shall not have been obtained;

(e) by Parent if (i) the Company Board (or a duly authorized committee of the Company Board) shall have withdrawn or modified the Board Recommendation in a manner adverse to Parent, (ii) the Company Board has failed to reaffirm the Board Recommendation within 3 Business Days after Parent has requested in writing that it do so at any time when a Competing Proposal shall have been publicly proposed and not rejected by the Company Board, (iii) the Company Board (or a duly authorized committee of the Company Board) shall have recommended to the Company stockholders that they approve or accept a Competing Proposal, (iv) the Company shall have breached any of its obligations under Section 4.3(b), (c) or (d), or Section 5.2, or (v) a tender or exchange offer for shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent), and within 3 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such tender or exchange offer;

(f) by Parent, if Parent is not in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of the Company herein, which breach would cause the condition set forth in Section 6.2(a) not to be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.2(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable)

has not been cured within thirty (30) days after notice thereof to the Company by Parent, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

(g) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of Parent herein, which breach would cause the condition set forth in Section 6.3(a) not to be satisfied, or (ii) there has been a breach on the part of Parent of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.3(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to Parent from the Company, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

(h) by the Company, if the Company Board shall have approved or recommended a Competing Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board shall have complied in all material respects with the procedures set forth in Sections 4.3(c) and (d) and (ii) all of the payments required by Section 7.3 as a result of the operation of this paragraph (h) have been made in full to Parent; or

(i) by either Parent or the Company, if Parent’s Management Board and Supervisory Board do not approve the resolutions relating to the issuance of Parent Ordinary Shares underlying the Merger Consideration, as described in clause (i)(A) of Section 1.14(a).

7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.3(b), 5.8, 7.3 and 8, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other, and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any willful breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Form F-4 and Form F-6 (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under any Antitrust Laws or any other Law.

(b) In the event that Parent or the Company, as the case may be, terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) following the public announcement of a Competing Proposal and within 12 months after the date of such termination the Company enters into an agreement with respect to any Competing Proposal or such Competing Proposal is consummated, then the Company shall pay the Termination Fee and Parent Stipulated Expenses to Parent, simultaneously with the execution of the agreement with respect to such Competing Proposal, by wire transfer of immediately available funds to an account specified by Parent; provided that, for purposes of this paragraph (b), each reference to “20%” in the definition of Competing Proposal shall be deemed a reference to “40%”.

(c) In the event that Parent terminates this Agreement pursuant to Section 7.1(e) or the Company terminates this Agreement pursuant to Section 7.1(h), then the Company shall pay to Parent, within five Business Days following such termination of this Agreement, the Termination Fee, plus all Parent Stipulated Expenses, which Termination Fee and Parent Stipulated Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(d) If this Agreement is terminated pursuant to Section 7.1(g), then Parent shall pay to the Company the Termination Fee and reimburse the Company for all Company Stipulated Expenses by wire transfer of immediately available funds to an account specified by the Company not later than five Business Days after the effective date of such termination.

(e) If this Agreement is terminated pursuant to Section 7.1(f), then the Company shall pay to Parent the Termination Fee and reimburse Parent for all Parent Stipulated Expenses by wire transfer of immediately available funds to an account specified by Parent not later than five Business Days after the effective date of such termination.

(f) If this Agreement is terminated pursuant to Section 7.1(i), then Parent shall pay to the Company the Termination Fee and reimburse the Company for all Company Stipulated Expenses by wire transfer of immediately available funds to an account specified by the Company not later than five Business Days after the effective date of such termination.

(g) Payment of the fees and expenses described in this Section 7.3 shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement, other than as a result of any willful breach by any Party.

8. GENERAL PROVISIONS

8.1 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would require stockholder approval unless such approval is obtained. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

8.2 Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other’s obligations or other acts required hereunder, waive any inaccuracies in the other’s representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the other’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

8.3 Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 8.3 shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing.

8.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

(a)	If to Parent:

EVOTEC AG

Schnackenburgallee 114

D-22525 Hamburg, Germany

+49-40-560-81-333 fax

Attention: Chief Executive Officer

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-2241 fax

Attention: Stanford N. Goldman, Jr., Esq.

(b)	If to the Company:

RENOVIS, INC.

Two Corporate Drive

South San Francisco, CA 94080

(650) 266-1404 fax

Attention: Chief Executive Officer

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

(650) 463-2600 fax

Attention: Alan C. Mendelson, Esq.

Mark V. Roeder, Esq.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. References in this Agreement to a Law include any rules, regulations and delegated legislation issued thereunder.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of Law or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

8.9 Parties in Interest. Except as set forth in Section 5.10(a), this Agreement is not intended, and shall not be deemed, to confer upon any person who is not a Party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.11 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13 Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

(a) Company Rights Plan. “Company Rights Plan” shall mean the Rights Agreement, dated as of March 24, 2005 between the Company and Wells Fargo Shareowner Services as Rights Agent.

(b) Knowledge. “Knowledge of the Company”, and all variations thereof, shall mean the actual knowledge of the individuals identified in Section 8.13(b) of the Company Disclosure Schedule or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of such individuals. For the purposes of this Agreement, “knowledge of Parent ”, and all variations thereof, means the actual knowledge of the individuals identified in Section 8.13(b) of the Parent Disclosure Schedule or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of such individuals.

(c) Law. “Law” shall mean any federal, state, local or foreign statute, law, regulation, legal requirement, or rule, ordinance or code of any Governmental Authority (“Law” if in the singular or “Laws” if in the plural).

(d) NGM. “NGM” shall mean the NASDAQ Global Market.

(e) Stipulated Expenses. “Company Stipulated Expenses” or “Parent Stipulated Expenses” shall mean up to Five Hundred Thousand Dollars ($500,000) of those fees and expenses actually and reasonably incurred or payable by the Company or Parent, as the case may be, in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives.

(f) Termination Fee. “Termination Fee” shall mean cash equal to Six Million Dollars ($6,000,000).

(g) As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acquisition Agreement	4.3(c)
Anti-Kickback Statute	2.10(e)
Antitrust Law	5.4(d)
Articles of Association	3.1(b)
Ba Fin	1.14(a)
Bankruptcy and Equitable Exceptions	2.4(b)
Board Recommendation	2.5(a)
Business Day	1.4
Cancelled Equity Awards	1.11(f)

Term	Section
Certificate of Merger	1.5
Closing	1.4
Closing Date	1.4
COBRA Coverage	2.14(c)
Code	2.14(a)
Commercial Register	1.14(a)
Company	Preamble
Company Affiliate Agreement	5.13
Company Board	2.5(a)
Company Certificate(s)	1.9(b)
Company Common Stock	1.9(a)
Company Disclosure Schedule	2
Company Employee Plans	2.14
Company Equity Awards	2.3(b)
Company Equity Plans	2.3(b)
Company Financial Statements	2.6(b)
Company Intellectual Property Rights	2.20(a)
Company Material Adverse Effect	2
Company Material Contracts	2.9(a)
Company Preferred Stock	2.3(a)
Company Requisite Stockholder Approval	2.4(a)
Company SEC Reports	2.6(a)
Company Special Meeting	4.3(b)
Company Stipulated Expenses	8.13(e)
Company Trust	1.11(a)
Competing Proposal	4.3(a)
Confidentiality Agreement	5.3(b)
Continuing Employees	5.5
Continuing Plans	5.5
Contribution Agent	1.2
Contribution Agreement	1.2
Debarred	2.10(b)
Deferred Compensation Plan	2.14(h)
Deposit Agreement	1.9(a)
Depositary	1.2
DGCL	Recitals
DOJ	5.4(d)
ECMR	2.4(d)
Effective Time	1.5
Environment	2.19(e)
Environmental Law	2.19(e)
ERISA	2.14
ERISA Affiliate	2.14
Excess Parent ADSs	1.13
Exchange Act	2.3(d)
Exchange Agent	1.2
Exchange Fund	1.14(a)
Exchange Option	1.11
Exchange Ratio	1.9(a)
Exchange Trust	1.13
Excluded Shares	1.10

Term	Section
FDA	2.10(a)
FDA Act	2.4(d)
Form F–4	5.1(a)
Form F–6	5.1(a)
FTC	5.4(d)
GAAP	2.6(b)
German Prospectus	3.4(d)
Governmental Authority	2.4(d)
HSR Act	2.4(d)
IFRS	3.3(e)
Indemnified Parties	5.10(b)
Insurance Policies	2.17(a)
Interim Period	4.1
Internal Investigation	2.12
IRS	2.14
Knowledge of Parent	8.13(b)
Knowledge of the Company	8.13(b)
Law	8.13(c)
Liens	2.4(c)
Permits	2.10
Materials of Environmental Concern	2.19(e)
Merger	Recitals
Merger Consideration	1.9(a)
Merger Sub	1.1
Most Recent Balance Sheet	2.7
Most Recent Balance Sheet Date	2.7
Other Filings	5.1(b)
Parent	Preamble
Parent ADRs	1.14(a)
Parent ADS	1.9(a)
Parent Disclosure Schedule	3
Parent Financial Statements	3.5
Parent Intellectual Property Rights	3.21(a)
Parent Material Adverse Effect	3
Parent Material Permits	3.12
Parent Ordinary Share	1.9(a)
Parent Plans	5.5
Parent Policy	5.5
Parent Third Party Intellectual Property Rights	3.21(d)
Parent Warrant Shares	3.3(a)
Parent Option Shares	3.3(a)
Parent Stipulated Expenses	8.13(e)
Parent’s Most Recent Balance Sheet	3.8
Parent’s Most Recent Balance Sheet Date	3.8
Parties	Preamble
Party	Preamble
Permits	2.10
Proxy Statement/Prospectus	5.1(a)
Release	2.19(e)
Reporting Tail Coverage	5.10(a)
Representative	4.3(a)

Term	Section
Returns	2.18(b)
SEC	2
Securities Act	2.3(g)
Share Capital Increase	1.14(a)
Share Exchange	1.14(a)
Share Issuance	1.14(a)
SOX	2.6(c)
Sub Common Stock	1.2
Subsidiary	0
Superior Competing Proposal	4.3(b)
Surviving Corporation	1.3
Surviving Corporation Common Stock	1.9(c)
Tax	2.18(a)
Termination Fee	8.13(f)
Third Party	4.3(a)
Third Party Intellectual Property Rights	2.20(d)
Third Party Manufacturer	2.10(c)
Trust Company	1.2
Voting Agreements	Recitals
WARN Act	2.15(c)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVOTEC AG

By:	/S/ JÖRN ALDAG
Name:Jörn Aldag
Title: President and Chief Executive Officer

RENOVIS, INC.

By:	/S/ COREY S. GOODMAN, PH.D.
Name:Corey S. Goodman, Ph.D.
Title: Chief Executive Officer

EXHIBIT A

[FORM OF VOTING AGREEMENT]

VOTING AGREEMENT, dated as of September 18, 2007 (this “Agreement”), by and between EVOTEC AG an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), and              (“Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent and Renovis, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub (as such term is defined in the Merger Agreement), will merge with and into the Company (the “Merger”), and each issued and outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, Stockholder beneficially owns              shares of Company Common Stock (the “Owned Shares” and, together with any shares of Company Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, Stockholder acknowledges that Parent is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce Parent to enter into the Merger Agreement and proceed with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the adoption of the Merger Agreement and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and (iii) vote (or cause to be voted) all Covered Shares against any Competing Proposal.

(b) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF FINANCIAL OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1, PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE OR EFFECT UPON THE TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND

HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT.

(c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date”.

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation (Aktiengesellschaft) duly incorporated, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the sole record holder (or, in the case of shares held in street name, beneficial owner) of              Shares of Company Common Stock (all of which shares are included in the Owned Shares), free and clear of Liens (other than Liens for Taxes not yet due or payable, Liens created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, and (D) Stockholder beneficially owns              shares of Company Common Stock issuable upon the exercise of currently exercisable stock options and other equity awards (collectively, the “Equity Awards”). Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (A) or (B) for any failure to make any filings or obtain any permits, authorizations, consents or approvals, or violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Stockholder agrees that (i) he or it is a “Representative” of the Company for purposes of Section 4.3 of the Merger Agreement, (ii) in such capacity, he or it is subject to the restrictions of Section 4.3 of the Merger Agreement and (iii) that any breach by Stockholder of the terms of Section 4.3 of the Merger Agreement shall be a breach by Stockholder of this Agreement.

(b) Restriction on Transfer, Proxies and Non-Interference. Except in connection with the arrangements set forth on Schedule I attached to this Agreement, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, (any of the foregoing, a “Transfer”), any of the Covered Shares or Equity Awards (other than the exercise of Equity Awards), (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the restrictions and prohibitions on the trading of Covered Shares or Equity Awards set forth in this Section 5(b) and elsewhere in this Agreement, Stockholder shall be permitted to (i) effect transactions with respect to Covered Shares and Equity Awards pursuant to, and permitted under, approved trading plans established under Rule 10b5-1 promulgated under the Exchange Act (“Trading Plans”), provided that such Trading Plans shall be in place on or prior to the date of this Agreement, (ii) Transfer Covered Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Covered Shares subject to all the terms and provisions of this Agreement, (iii) in connection with the exercise of an Equity Award (cashless or otherwise), sell Covered Shares an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by such Stockholder in connection with such exercise and (iv) effect any Transfer of Covered Shares as may be specifically required by court order or by operation of law.

(c) Additional Shares. Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of which Stockholder acquires beneficial ownership after the date hereof (including upon the exercise of Equity Awards).

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a holder of Covered Shares and is not making any agreement hereunder in Stockholder’s capacity as an officer or director of the Company, (b) if Stockholder is a director or officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as an officer or director of the Company (including the performance of obligations required by the fiduciary duties of Stockholder acting in such person’s capacity as an officer or director) and in compliance with Section [4.3] of the Merger Agreement, (c) Stockholder may provide information and engage in discussions with a Third Party, as and to the extent such action is in compliance with the provisions of Section [4.3] of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as an officer or director of the Company and in compliance with Section [4.3] of the Merger Agreement.

8. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Parent.

10. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

if to Parent:

EVOTEC AG

Schnackenburgallee 114

22525 Hamburg, Germany

Telecopier: +49.(0)40.5 60 81-222

christian.spiegel@evotec.com

Attention: Christian von Spiegel

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telecopier: 617 542-2241

Attention: Stanford N. Goldman, Jr., Esq.

if to Stockholder:

Name:

Address:

Telecopier:

E-mail:

with a copy to:

Name:

Address:

Telecopier:

E-mail:

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

15. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 10 hereof.

16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

EVOTEC AG

By:
Name:
Title:

Title: STOCKHOLDER

By:
Name:
Title: (if applicable)

By:
Name:
(Stockholder’s spouse, if applicable)

VOTING AGREEMENT

EXHIBIT B

[FORM OF AFFILIATE LETTER]

September 18, 2007

EVOTEC AG

Schnackenburgallee 114

22525 Hamburg, GERMANY

Ladies and Gentlemen:

The undersigned, a holder of shares of common stock, par value $0.001 per share (“Company Common Stock ”), of Renovis, Inc., a Delaware corporation (the “Company”), is entitled to receive, in connection with the merger (the “Merger”) of Renovis Merger Sub, Inc., a wholly-owned subsidiary of EVOTEC AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent ”), American Depository Shares of Parent representing ordinary shares of Parent (“Parent ADSs”, which definition, for purposes hereof, shall also include any Parent ADSs or Parent ordinary shares otherwise acquired or beneficially owned by the undersigned prior to the Merger), pursuant to an Agreement and Plan of Merger by and between Parent and the Company (the “Merger Agreement ”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement. The undersigned has been advised that, as of the date hereof, he, she or it may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act ”), by the Securities and Exchange Commission (the “SEC ”), although nothing contained herein should be construed as an admission of such fact, nor as a waiver of any right the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

If, in fact, the undersigned were such an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the Parent ADSs received by the undersigned in the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and, to the extent the undersigned felt or feels necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Parent ADS of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent is under no obligation to register the Parent ADSs for sale, transfer or other disposition by the undersigned or to take any action (other than as provided in the penultimate paragraph of this letter) to make compliance with an exemption from registration under the Securities Act or otherwise available to the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign, transfer or otherwise dispose of any of the Parent ADSs received by the undersigned in the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned of Parent ADSs pursuant to Rule 145, the undersigned will supply Parent or Parent’s transfer agent with evidence of compliance with such Rule, in the form of a customary letter and, to the extent required by the preceding paragraph, the opinion of counsel or no-action letter referred to in such paragraph. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent ADSs disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate, on a timely basis, the transfer of the Parent ADSs sold as indicated in such letter. Notwithstanding the foregoing, Parent shall revoke the stop transfer instructions with respect to any Parent ADSs held by the undersigned or a transferee of the undersigned as to which the legend referred to below has been removed in accordance with this letter agreement.

The undersigned acknowledges and agrees that there will be placed on the certificates for Parent ADSs issued to the undersigned in connection with the Merger, or, except as otherwise provided herein, any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT ”), APPLIES, AND MAY NOT BE OFFERED, SOLD, EXCHANGED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE ACT, AND OTHER CONDITIONS SPECIFIED IN THE COMPANY AFFILIATE AGREEMENT BETWEEN EVOTEC AG AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE OFFICES OF EVOTEC AG OR WHICH WILL BE FURNISHED BY EVOTEC AG WITHOUT CHARGE, TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST.”

It is understood and agreed that certificates with the legend set forth in the preceding paragraph will be replaced by delivery of certificates without such legend, and Parent will cause its transfer agent to promptly issue such a certificate without such legend, and the sale restrictions described in this letter agreement will cease to apply, if:

(i) one year shall have elapsed from the date the undersigned acquired the Parent ADS received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned;

(ii) two years shall have elapsed from the date the undersigned acquired the Parent ADS received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned;

(iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned; or

(iv) any registration statement registering the resale of Parent ADS issued to the undersigned is declared effective by the SEC or automatically becomes effective.

For so long as and to the extent necessary to permit the undersigned to sell its shares of the Parent ADS pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act ”), referred to in paragraph (c)(1) of Rule 144 (or, if applicable, Parent shall make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the twelve months preceding any proposed sale under Rule 144 and Rule 145 and otherwise take all such actions as reasonably necessary to permit such sales pursuant to Rule 145 and Rule 144.

[Signature page follows]

The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Company Common Stock and Parent ADS. The representations, warranties, covenants and other agreements in this letter shall only become effective as of the Effective Time.

Very truly yours,

[NAME]

Date:

Agreed and Accepted:

EVOTEC AG

By:
Name:
Title:
Date:

AFFILIATE LETTER